SCHEDULE 14A INFORMATION
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URS CORPORATION

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Notice of 2010
Annual Meeting
and
Proxy Statement

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, CA  94111-2728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:30 A.M., Pacific Daylight Time, on May 27, 2010

PLACE:	Offices of Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 94111-5800

ITEMS OF BUSINESS:	(1) To elect our Board’s nominees for director to serve until their successors are elected.

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

(3) To consider any other matters that may properly come before the Annual Meeting.

RECORD DATE:	Only holders of record of URS common stock at the close of business on April 5, 2010 are entitled to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

                            By Order of the Board of Directors

                            Joseph Masters,
                            Secretary

San Francisco, California
April 21, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at 8:30 A.M. on May 27, 2010 at the Offices of Cooley Godward Kronish LLP on 101 California Street, 5th Floor, San Francisco, CA  94111-5800

The proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://www.urscorp.com/proxy.

Stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from the record holder.

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, CA  94111-2728

PROXY STATEMENT
For Annual Meeting of Stockholders
May 27, 2010

The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation (the "Board"), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on May 27, 2010, at 8:30 A.M., Pacific Daylight Time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, CA  94111-5800.  We intend to mail this proxy statement and accompanying proxy card on or about April 21, 2010, to all stockholders of record entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Q: What is the purpose of the Annual Meeting?
A:        At the Annual Meeting, stockholders will vote on the following matters:

    •  Election of the Board’s nominees for director to serve for the ensuing year and until their successors are elected; and

    •  Ratification of the selection by our Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

Q: Who is entitled to vote at the Annual Meeting?
A:        Only stockholders of record at the close of business on April 5, 2010, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting.  If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or at a subsequent date if the Annual Meeting were adjourned or postponed.  If, on April 5, 2010, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting in person.  However, since you are not the stockholder of record, you may not vote your shares in person at

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the meeting unless you request and obtain a valid proxy from your broker or other agent.
Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our common stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting.
Q: How is a quorum determined?
A:        Holders of at least a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting to achieve the required quorum for the transaction of business.  As of the record date, 82,836,794 shares of our common stock, representing the same number of votes, were outstanding and entitled to vote.  Therefore, the presence in person or by proxy of the holders of at least 41,418,398 shares of our common stock will be required to establish a quorum.  Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If a quorum is not achieved, holders of at least a majority of the shares present in person or represented by proxy may adjourn the Annual Meeting to another date.

All votes will be tabulated by an independent inspector of elections who will separately count affirmative and negative votes, abstentions and broker non-votes.

Q: What are broker non-votes?
A:        Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.”  Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are  matters that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.  This year, under a new amendment to the NYSE rules, elections of directors, even if not contested, are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in the election of directors unless they receive instructions from the beneficial owners of

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the shares. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
Q: How do I vote?
A:        You may vote FOR, AGAINST or ABSTAIN from voting for Proposal 1 and Proposal 2.  If you complete and sign the accompanying proxy card and return it to us before the Annual Meeting, it will be voted as you direct.  If you are a registered stockholder on the record date and attend the Annual Meeting, you may deliver your completed proxy card in person.  Directions to the Annual Meeting may be obtained online or by calling (415) 774-2700.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.

Alternatively, if you are a record holder, you can vote over the telephone, by dialing toll-free 1-800-690-6903 using a touch-tone phone and following the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 p.m., Eastern Time, on May 26, 2010, the day prior to the Annual Meeting.

To vote over the internet, if you are a record holder, go to http://proxyvote.com.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 p.m., Eastern Time, on May 26, 2010, the day prior to the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or via the internet as instructed by your broker or bank.  “Street name” stockholders who wish to vote in person at the Annual Meeting will need to obtain proxy cards issued in their names from the institutions that hold their shares.

Q: Can I revoke my proxy later?
A:        Yes.  You have the right to revoke your proxy at any time before the Annual Meeting by:

    •  Filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728);

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    •  Filing another properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (see address immediately above); or

    •  Attending the Annual Meeting and voting in person, although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy card issued in your name.  Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Q: How does the Board recommend I vote on the proposals?
A:        Our Board recommends a vote:

    •  FOR each of our director nominees; and

    •  FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010.

Q: What is the vote required to approve the proposals?
A:        Once a quorum has been established,

    •  For Proposal 1, directors will be elected by a majority of the votes cast by holders of shares entitled to vote at the Annual Meeting.  This means that the number of votes cast FOR a director must exceed the number of votes cast AGAINST that director.  Under our Bylaws, abstentions are not “votes cast” in the election of directors.  Likewise, broker non-votes will have no effect and will not be counted as “votes cast” for purposes of this proposal.

    •  To be approved, Proposal 2 must receive FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as AGAINST votes.  Broker non-votes, if any, will have no effect.

Q: How will my shares be voted if I return a blank, but signed and dated, proxy card?
A:        If you sign and send in your proxy card and do not indicate how you want to vote, the persons named as proxies will vote as the Board recommends on each proposal, that is, FOR each of the director nominees named in this proxy statement in Proposal 1 and FOR Proposal 2.

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Q: How will voting on any other business be conducted?
A:        Although we do not know of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, H. Thomas Hicks and Joseph Masters, to vote on those matters in their discretion.

Q: Who will bear the costs of this solicitation?
A:        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.  We have also engaged D.F. King as our proxy solicitation firm.  Directors and employees will not be paid any additional compensation for soliciting proxies, but D.F. King will be paid approximately $25,000, plus reimbursement for out-of-pocket expenses if it solicits proxies.

Q: What proxy materials are available on the internet?	A: Our proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://www.urscorp.com/proxy.
Q: How can I find out the results of the voting at the Annual Meeting?
A:        Preliminary voting results will be announced at the Annual Meeting.  In addition, we expect to report our preliminary voting results or, if available to us on a timely basis, our final voting results on a current report on Form 8-K to be filed with the SEC within four business days after the end of the Annual Meeting.  If not earlier reported, we expect to report our final voting results in an amendment to our Form 8-K within four business days after the final results are known to us.

Q: When are stockholder proposals due for next year’s Annual Meeting?
A:        The deadline for submitting a stockholder proposal to us for inclusion in our proxy statement and form of proxy for our 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 22, 2010.  A stockholder who wishes to nominate persons for election to the Board or propose other proper business before the stockholders at our 2011 Annual Meeting of Stockholders must notify us of that matter not

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later than the close of business on February 27, 2011 nor earlier than the close of business on January 28, 2011.  You should also review our Bylaws, which contain additional requirements about advance notice of nominees and stockholder proposals, and the section, “Information About The Board of Directors - Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION
Householding of Proxy Materials
A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).  Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Annual Report and Available Information
Our annual report to stockholders and our annual report on Form 10-K for the fiscal year ended January 1, 2010 accompany this proxy statement, but do not constitute a part of the proxy soliciting materials.  Additional copies of our Annual Report on Form 10-K for the fiscal year ended January 1, 2010, including financial statements, but without exhibits, are available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).  In addition, copies of our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Board Affairs Committee Charter and our Code of Business Conduct and Ethics are available without charge upon written request to the above address.  Copies also may be obtained without charge through our website at www.urscorp.com and, with respect to our Annual Report on Form 10-K, on the SEC’s website at www.sec.gov.

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INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Purpose and Structure	The primary responsibility of the Board is to oversee our affairs for the benefit of all stockholders.
Board Meetings and Attendance
During our fiscal year 2009, the Board held a total of six board meetings: five board meetings and one joint meeting with the Audit Committee.  Each director attended at least 75% of the aggregate of:  (1) the total number of meetings of the Board (held during the portion of the last fiscal year for which he or she served as a director); and (2) the total number of meetings of all the Committees of the Board on which he or she served (held during the portion of the last fiscal year that he or she served as a Committee member).  Our non-management directors met in executive session at four meetings of the Board during fiscal year 2009.

It is our policy to invite the members of the Board to attend our annual stockholders’ meeting.  All members of the Board attended our 2009 annual stockholders’ meeting, except for Mr. Roach.

Majority Vote Standard in Uncontested Board Elections
Our Bylaws include a majority vote standard for the election of directors in uncontested elections.  Under this standard, the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director; for this purpose, abstentions are not considered “votes cast.”  However, in a contested election where the number of nominees for director exceeds the number of directors being elected, each director will be elected by plurality voting.  Any incumbent director nominated for re-election who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation to the Board, whereupon the Board Affairs Committee will consider the vote and recommend whether to accept or reject the resignation or whether other action should be taken.  The Board will act on the Board Affairs Committee’s recommendation, taking into account any factors or other information that it considers appropriate and relevant, and will publicly disclose its decision within 90 days from the date of the certification of the election results.  If the incumbent director’s resignation is not accepted by the Board, then the incumbent director will continue to serve until the next annual meeting or until his or her successor is duly elected, or his or her earlier resignation or removal.

Board Committees	The Board has standing Audit, Board Affairs and Compensation Committees.

The Audit Committee currently is composed of five non-management directors, Mr. Armen Der Marderosian (Chairman), Mr. Mickey P. Foret, Mr. John D. Roach, Mr. William P. Sullivan, and Mr. William D. Walsh, and met seven times during fiscal year 2009.  A copy of the Audit

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Committee Charter is available on our website at www.urscorp.com.  The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions, the audits of our financial statements and our internal control over financial reporting.  The Audit Committee also oversees our financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal control over financial reporting.  Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our financial statements and on our internal control over financial reporting, as well as expressing an opinion on the conformity of those financial statements with generally accepted accounting principles (“GAAP”) and the effectiveness of our internal control over financial reporting.

The primary responsibilities of the Audit Committee include the following:

    •  Reviewing annual and interim financial reports, earnings releases and other financial information and earnings guidance provided to analysts and rating agencies;

    •  Overseeing our internal auditors' efforts to detect fraud and regulatory noncompliance;

    •  Overseeing our independent registered public accounting firm’s audit to obtain reasonable, but not absolute, assurance of detecting errors or fraud that would have a material effect on our financial statements;

    •  Reviewing the audit plan of our internal auditors and independent registered public accounting firm;

    •  Discussing our guidelines and policies to govern the process by which risk assessment and management is undertaken;

    •  Reviewing other financial reports, changes in accounting principles, conflicts with the independent registered public accounting firm and other regulatory or legal matters; and

    •  Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that all members of the Audit Committee are

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independent within the meaning of SEC regulations, the listing standards of the NYSE and our Corporate Governance Guidelines.  In addition, the Board has determined that Mr. Der Marderosian, Mr. Foret, Mr. Roach, Mr. Sullivan and Mr. Walsh are qualified as “audit committee financial experts” within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

In fiscal year 2009, the Audit Committee completed a self-assessment of its performance, which was reported to the Board.

The Board Affairs Committee currently is composed of four non-management directors, Mr. H. Jesse Arnelle (Chairman, who is not standing for re-election this year), Ms. Lydia H. Kennard, General Joseph W. Ralston and Mr. Walsh, and met four times during fiscal year 2009.  A copy of the Board Affairs Committee Charter is available on our website at www.urscorp.com.  The primary responsibilities of the Board Affairs Committee include the following:

    •  Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

    •  Reviewing director education and orientation programs;

    •  Reviewing the compensation paid to non-management directors and recommending any appropriate changes to the Board; and

    •  Reviewing our Corporate Governance Guidelines and overseeing the Board’s periodic self-assessments.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

In fiscal year 2009, the Board Affairs Committee completed a self-assessment of its performance, which was reported to the Board.

The Compensation Committee currently is composed of five non-management directors, Mr. Walsh (Chairman), Mr. Arnelle, General Ralston, Mr. Roach and Mr. Douglas W. Stotlar, and met five times during fiscal year 2009.  A copy of the Compensation Committee Charter is available on our website at www.urscorp.com.  The primary responsibilities of the Compensation Committee include the following:

    •  Establishing the overall compensation strategy affecting our Chief Executive Officer (the “CEO”), the executive officers required to file reports under Section 16 (the “Section 16 Officers”) of the Securities Exchange Act of 1934, as amended

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(the “Exchange Act”) and other senior management;

    •  Assessing the performance and determining the compensation of our Section 16 Officers;

    •  Overseeing the administration of our incentive, executive compensation and benefits plans and programs;

    •  Assessing and monitoring whether  any of our compensation policies and programs has the potential to encourage excessive risk-taking;

    •  Development and periodic review of our executive succession planning efforts; and

    •  Reviewing with management our Compensation, Discussion and Analysis proxy disclosure.

The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

In fiscal year 2009, the Compensation Committee completed a self-assessment of its performance, which was reported to the Board.

Compensation Committee Processes and Procedures
Pursuant to its charter, the Compensation Committee regularly reviews and approves our overall compensation strategy and policies, and also reviews and approves the specific components of the Total Compensation (as defined below) paid to the CEO, each of the executive officers listed on our “Summary Compensation” table (the “Named Executives”) and Section 16 Officers.

Historically, the Compensation Committee has made significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year.  However, at various meetings throughout the year the Compensation Committee may consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation and benefits.

The appointment, termination and removal of the CEO is solely reserved to the Board.  However, the Board has delegated to the Compensation Committee the responsibility and authority for reviewing and approving, in its sole discretion (without the need for further approval by the Board, but with input from the Board or other individual directors as deemed

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appropriate by the Committee), the compensation (including salary, long-term incentives, bonuses, perquisites, equity incentives, severance payments and other benefits) and other terms of employment of the CEO.  In fulfilling this responsibility, the Compensation Committee evaluates the CEO's performance in light of relevant corporate performance goals and objectives, reviews and approves the CEO’s performance metrics and targets typically near the beginning of the performance cycle, and then reviews and confirms the extent to which the performance targets have been attained and the performance-based compensation has been earned once the performance cycle has been completed.  In determining the long-term incentive component of the CEO's compensation, the Compensation Committee considers our performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, and awards given to the CEO in past years.

The Compensation Committee also reviews and approves, in its discretion (without the need for further approval by the Board), but with the input and recommendations of the CEO, the compensation (including salary, bonuses, equity awards, perquisites, severance payments and other benefits) and other terms of employment of all other Section 16 Officers, except that the hiring, appointment or promotion of an individual into a position as a Section 16 Officer, and the conferring of the titles of the Section 16 Officers, are reserved to the Board.  The Compensation Committee reviews and approves the performance metrics of our Section 16 Officers that typically are set at or near the beginning of the applicable performance cycle, and then reviews and confirms the extent to which the performance targets have been attained and the performance-based compensation has been earned once the performance cycle has been completed.  With the assistance of the CEO, the Compensation Committee also reviews the overall performance of the other Section 16 Officers in conjunction with a regular assessment of our executive succession planning.

While the CEO has been delegated the authority to determine the compensation (including salary, bonuses, perquisites, severance payments and other benefits) and other terms of employment of all other officers and employees of URS and its subsidiaries who are not Section 16 Officers, the Compensation Committee periodically reviews and discusses with the CEO and other senior executives the compensation and other terms of employment of such other more junior officers and managers.

The Compensation Committee reviews and approves, or to the extent required or deemed appropriate, makes recommendations to the Board

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regarding, the adoption of, amendment to, or termination of incentive compensation, stock, bonus and other similar plans and programs established by the Board from time to time.  The Compensation Committee administers these plans, as and to the extent provided in the plan documents and upon the recommendation of the CEO, as appropriate, including without limitation establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards, delegating authority to the CEO to make grants and awards to non-Section 16 Officers, and making all other decisions required to be made by the plan administrator under such plans.

Historically, the Compensation Committee has met quarterly and with greater frequency when necessary.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO, the Chief Financial Officer (“CFO”) and our outside consultants.  The Compensation Committee meets regularly in executive session, although the CEO, the CFO and occasionally various other members of senior management, as well as our outside advisors or consultants, typically are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings, as appropriate.  The CEO does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives, but generally is present and assists the Compensation Committee in its deliberations regarding all other officers.

For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, URS stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultants, including analyses of executive compensation paid at other companies identified by the consultants.

Compensation Consultants; Other Advisors
The charter of the Compensation Committee grants the Compensation Committee the full authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, as well as access to all of our books, records, facilities and

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personnel.  In particular, the Compensation Committee has the authority to retain compensation consultants in its discretion to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has designated Towers Watson & Co. (”Towers Watson,” as of January 1, 2010, the successor to Watson Wyatt Worldwide, Inc., which, together with its other affiliated entities, is referred to in this proxy statement as “Watson Wyatt”) as its primary compensation consultant to assist the Compensation Committee in performing its functions and fulfilling its responsibilities.  Watson Wyatt was first recommended to the Compensation Committee by our management in 2004 in connection with a survey of competitive executive compensation practices undertaken at that time.  The Compensation Committee considered management’s recommendation and directly engaged Watson Wyatt.  Since that time, Watson Wyatt has annually provided the Compensation Committee with information regarding industry and peer group pay practices and other trends and advised the Committee regarding the amount and form of various components of the total compensation of our CEO and other Named Executives and other Section 16 Officers, including determinations of base salary levels, cash incentive compensation, the size of equity grants under our equity incentive plans.  Watson Wyatt again provided these services for the Compensation Committee in connection with compensation awarded for 2009, and also helped the Compensation Committee to evaluate the efficacy of our existing executive compensation strategies and practices in supporting and reinforcing our long-term strategic goals.  In 2010, Towers Watson also assisted the Compensation Committee by performing an assessment designed to help the Committee determine whether any of our strategies or practices have the potential to encourage excessive risk-taking.  The Board Affairs Committee also directly retained Watson Wyatt in 2006 and 2008 and, in 2010, its successor, Towers Watson, to provide that Committee with advice and comparative data regarding the form and amount of compensation paid to our directors.  Watson Wyatt and, in 2010, its successor, provided the Board Affairs Committee with information regarding industry and peer group director compensation practices and advised the Board Affairs Committee regarding the form and amount of director compensation as well as the efficacy of our existing director compensation strategies and practices.

Although Watson Wyatt was initially introduced to the Compensation Committee by management, the Committee is confident, based on policies and procedures implemented by the Committee and Watson

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Wyatt (such as frequent participation by Watson Wyatt in Board and Committee meetings, including executive sessions, of the Committee), that Watson Wyatt is able to provide the Compensation Committee with direct and independent advice and recommendations regarding our compensation policies and decisions.  Coincidentally, however, Watson Wyatt had been engaged by the compensation committee of the board of directors of Washington Group International, Inc. (the “Washington Group”), which we acquired in November 2007, to provide a range of services related to the determination of executive compensation levels, as well as actuarial and employee benefits services and employee benefits plan administration and accounting services in connection with certain Washington Group retirement and other benefits plans.  Since our acquisition of the Washington Group in 2007, Watson Wyatt (including its successor) has continued to provide actuarial and employee benefits services to our Energy & Construction business (formerly the Washington Division) in connection with those retirement plans.  In addition, during 2009, Watson Wyatt provided additional consulting services to a number of our other affiliates and joint ventures.

The Compensation Committee periodically approves the fee schedule for executive compensation consulting fees, and the Board Affairs Committee periodically approves the fee schedule for director compensation consulting fees.  Neither the Board nor the Compensation Committee reviewed or approved the other additional services provided by Watson Wyatt to us or our affiliates, as those services are approved by our management in the normal course of business.  The aggregate fees for consulting services provided to the Compensation Committee and the Board Affairs Committee during our 2009 fiscal year by Watson Wyatt (including its predecessors and affiliates) with regard to services related to determining or recommending the amount or form of executive and director compensation were $282,000.  The aggregate fees for additional services provided to us, including our affiliates, during our 2009 fiscal year by Watson Wyatt (including its predecessors and affiliates) were $958,000.

In addition to Watson Wyatt, the Compensation Committee has also relied upon Cooley Godward Kronish LLP (“Cooley”), our general outside corporate and securities counsel, to advise the Committee regarding its role and responsibilities and legal developments that may relate to executive compensation issues, and to assist the Compensation Committee regarding the structuring and implementation of its decisions and strategies.  A partner of Cooley typically attends the meetings of the Compensation Committee.  However, while the Compensation Committee believes that the advice provided by Cooley is useful,

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appropriate and competent, Cooley is not regarded as independent of our management due to the range of other services they provide to the Company and management regarding corporate, securities, corporate governance, employment, transactional and other matters.

Equity Award Grant Practices
Our Compensation Committee may grant equity awards under our 2008 Equity Incentive Plan (“2008 Incentive Plan”), which was approved and adopted by our stockholders on May 22, 2008 and replaced our 1999 Equity Incentive Plan, to the Named Executives and other employees as incentive compensation.  The Compensation Committee meeting schedule is determined several months in advance, and, therefore, proximity of any award date to a material news announcement or a change in our stock price is coincidental.  We do not backdate equity awards or make equity awards retroactively.  In addition, we do not coordinate our equity grants to precede announcements of favorable information or follow announcements of unfavorable information.  All equity grants are valued for all purposes, including accounting purposes, tax purposes and pricing purposes in the case of any option grants, at the fair market value on the date of the grant, which is defined under the express terms of the 2008 Incentive Plan as the closing price on the NYSE on the last market trading day preceding the actual grant date.  The Compensation Committee believes use of the closing price on the day before it meets to approve equity grants allows the Committee to make more informed decisions, since the fair market value is known to the Committee at the time of each meeting, regardless of whether the meeting occurs prior to, during or after the close of the market.

Delegation of Limited Authority to the CEO for Equity Awards under the 2008 Incentive Plan
The Board has delegated to the Compensation Committee the authority and responsibility for approving all awards of equity to our executives and other participants under the 2008 Incentive Plan.  As permitted by its charter and the terms of the 2008 Incentive Plan, as well as Delaware corporate law, the Compensation Committee has delegated limited authority to our CEO to grant equity awards under the 2008 Incentive Plan to eligible participants other than Section 16 Officers.  The purpose of this delegation is to facilitate the process of making equity grants, both annually, when large numbers of equity awards are granted, and from time to time between scheduled meetings.  With respect to annual grants, the delegation is designed to allow the Compensation Committee to focus primarily on approving the specific grants being made to the individual Section 16 Officers, while authorizing by category, rather than by individual name and amount, an aggregate pool of grants to be made to the hundreds of more junior officers and managers with whom the Compensation Committee may not be directly familiar.  Out of this pool, the CEO may then specifically allocate awards within the limits

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established by the Compensation Committee.  The delegation is also intended to facilitate the timely grant of stock awards to non-Section 16 Officers, particularly new employees and promoted employees, in interim periods between scheduled meetings of the Compensation Committee.  The authority delegated to the CEO regarding interim period grants is limited as to both the number of stock awards that may be granted to any individual and the aggregate number of these stock awards that may be granted in any year.

Director Independence
Our Corporate Governance Guidelines contain standards for determining director independence that meet the listing standards adopted by the NYSE.  Accordingly, Section 2 of our Corporate Governance Guidelines contains the following paragraph related to director independence, which is consistent with the NYSE standards for independence:

"It is the policy of the Board that at least a majority of its members be independent.  An ‘independent’ Director is one who (i) the Board has affirmatively determined not to have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company); (ii) is not a member of management or an employee of the Company and has not been a member of management or an employee of the Company within the past three years; (iii) is not, and within the past three years has not been, affiliated with or employed by a (present or former) internal or external auditor of the Company (or of an affiliate); (iv) is not, and within the past three years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the Director; (v) has no immediate family members meeting the descriptions set forth in (ii) through (iv) above; and (vi) to the extent applicable with respect to membership on the Board or any specific Committees, satisfies additional requirements for ‘independence’ promulgated from time to time by the New York Stock Exchange (the ‘NYSE’) and the Securities and Exchange Commission (the ‘SEC’).”

The full text of the Corporate Governance Guidelines, which also set forth the practices our Board intends to follow with respect to Board and Committee responsibilities, composition and selection, Board access to management and advisors, Board education and compensation, Board and CEO performance evaluations and succession planning, is available on our website at www.urscorp.com.  In addition, a copy of the Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).

The Board Affairs Committee and the Board undertook their annual

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reviews of director independence on March 24 and 25, 2010, respectively.  During these reviews, the Board Affairs Committee and the Board considered the director independence categories contained in the Corporate Governance Guidelines to assess the relevant, identified business transactions and relationships between each director or any member of his or her immediate family, and URS and our subsidiaries and affiliates.  As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any of these transactions or relationships were inconsistent with a determination that a director is independent.  Transactions and relationships involving less than $120,000 in direct payments from us (other than standard director compensation and expense reimbursements) during any 12-month period within the last three years to a director or a member of the director’s immediate family are not regarded as compromising a director’s independence.  Similarly, transactions and relationships within the last three fiscal years involving payments to or from a company for which a director serves as a current employee, or an immediate family member is a current executive officer, also are not regarded as compromising a director’s independence if such payments, in any single fiscal year, do not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues. Based on this review, the Board Affairs Committee and the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent under the standards set forth in the Corporate Governance Guidelines and applicable NYSE rules, with the exception of Mr. Koffel.  Mr. Koffel is considered an inside director because he is one of our senior executives.

Executive Sessions
Pursuant to NYSE rules and our Corporate Governance Guidelines, our non-management directors are required to meet in executive sessions without the presence of management at least annually.  The Board has designated William D. Walsh as its lead independent director (the “Lead Independent Director”) with responsibility for chairing all non-management director executive sessions.  In fiscal year 2009, Mr. Walsh served as the presiding chairman at all four Board of Director executive sessions.

Board Leadership Structure
Under our corporate governance framework, our Board has the flexibility to determine whether the roles of Chairman and CEO should be combined or separated, based upon our circumstances and needs at any given time, while providing independent oversight designed to ensure that management acts in our stockholders’ best interests.  Our Bylaws give the Board the authority to appoint as Chairman either a management or non-management director and provide for either the

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Chairman or, if the Chairman is not an independent director, one of our independent directors, to be designated by the Board as the Lead Independent Director.  Accordingly, if the Board determines that the advantages of having a CEO/Chairman outweigh any potential disadvantages, then our Bylaws require the Board to appoint a non-management Lead Independent Director with a defined role and responsibilities.

The Board of Directors is currently chaired by our CEO, Martin Koffel.  In addition, in accordance with our Bylaws, the Board has appointed William D. Walsh as its Lead Independent Director.

We believe that combining the positions of CEO and Chairman is, at the present time, the most effective leadership structure for us in promoting sound decision-making and vigorous execution of our strategic initiatives and business plans.  As the individual with primary responsibility for managing our day-to-day operations, Mr. Koffel has served as CEO (and Chairman) since 1989 and is most familiar with our business and the complex challenges we face in the current environment.  As a result, we believe that he is best positioned at this time to identify strategic priorities and to lead discussions and decision-making regarding key business and strategic issues, as well as to oversee the execution of important strategic initiatives.  In addition, we believe that a combined CEO/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

We established the position of Lead Independent Director to help reinforce the independence of the Board as a whole.  The position of Lead Independent Director has been structured to serve as an effective balance to a CEO/Chairman and is empowered under our Bylaws to perform the following:

    •  approve the agenda for regular Board meetings;

    •  serve as chairman of Board meetings in the absence of the Chairman;

    •  establish and approve the agenda for meetings of the independent directors;

    •  approve Board meeting schedules to assure there is sufficient time for discussion of all agenda items;

    •  approve information sent to the Board;

    •  coordinate with the Committee chairs regarding meeting agendas and informational requirements;

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    •  have authority to call meetings of the independent directors;

    •  preside over meetings of the independent directors;

    •  preside over any portions of Board meetings at which the evaluation or compensation of the CEO is presented or discussed;

    •  preside over any portions of Board meetings at which the performance of the Board is presented or discussed;

    •  serve as a liaison between the Chairman and the independent directors;

    •  coordinate the activities of the other independent directors; and

    •  if requested by major stockholders of the corporation, ensure that he or she is available for consultation and direct communication with such stockholders.

In light of this substantial delegation of authority and responsibility, we believe that a Lead Independent Director can help ensure the effective independent functioning of the Board in fulfilling its oversight role.  Mr. Walsh, who also serves on the Audit and Board Affairs Committees and is Chairman of the Compensation Committee, has served as an independent director since 1998 and as our Lead Independent Director since the role was formally established.  He is an active and engaged director who has a well-defined leadership role that supports the Board’s independent oversight responsibilities.  We believe that Mr. Walsh, as Lead Independent Director is well positioned to build a consensus among directors and to serve as a conduit between other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.  In light of Mr. Koffel’s extensive history with and knowledge of URS, and because the Lead Independent Director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous to combine the positions of CEO and Chairman at this time.

Board’s Risk Oversight Role
One of the Board’s key functions is oversight of our risk management process.  The Board administers its oversight function directly through the Board as a whole, which has the ultimate oversight responsibility for the risk management process, as well as through the standing Audit, Board Affairs and Compensation Committees that address risks inherent in their respective areas of oversight.  Our Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment, risk management and our insurance program is undertaken.  The Audit

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 Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function and independent registered public accounting firm’s audits.  Our Board Affairs Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of the Board, potential conflicts of interest and succession planning.  Our Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and arrangements and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  See “Board Committees” for a more detailed description of these Committees and their respective areas of oversight.  Senior management reports on enterprise risks issues, including operational, financial, legal and regulatory, and strategic and reputational risks, to the appropriate Committee or the full Board.

The entire Board and the Committees receive reports on areas of material risk and, for each Committee, the Committee’s area of oversight, from senior management, internal auditors, our independent registered public accounting firm, compensation consultants, internal and outside counsel, and other members of management and professional advisors.  When a Committee receives such reports, the chairman of the Committee reports on the discussion to the full Board at the next Board meeting.  This process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Director Nominees
Our Board Affairs Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge and has the diversity of skills, experience and perspectives with respect to management and leadership, vision and strategy, accounting and finance, business operations, business judgment, industry background, and corporate governance necessary to oversee and direct our business.  When the Board Affairs Committee identifies and evaluates candidates recommended by management or stockholders, the Board Affairs Committee looks specifically at the candidate’s qualifications in the broader context of the Board’s overall composition and in light of our needs given the then current mix of director attributes.  The Board Affairs Committee’s goal is to recruit directors who complement and reinforce the skills of other directors.

In accordance with the Board Affairs Committee Charter, a qualified candidate for director nominees must possess the highest personal and professional integrity, have demonstrated exceptional ability and

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judgment, have the ability to work effectively with other members of the Board, and provide the skills and expertise appropriate to best serve the long-term interests of our stockholders.  The Board Affairs Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  The Board Affairs Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of the Board as a whole.  The Board assesses the effectiveness of the Board’s diversity policy in connection with its periodic self-assessment process.  Candidates are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In the case of incumbent directors whose terms of office are set to expire, the Board Affairs Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Board Affairs Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Board Affairs Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Board Affairs Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  In fiscal year 2009, the Board Affairs Committee engaged for a fee Boyden Global Executive Search and Korn/Ferry International to assist with the identification and evaluation of director candidates.

The policy of our Board Affairs Committee is to consider Board candidates who are nominated by stockholders in the same manner as candidates recommended by members of the Board or senior management.  Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to Chairman, Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728.  All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting.  If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, the Committee’s policy requires that written recommendations be received by us no sooner than 120 days and no later

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than 90 days prior to the first anniversary of the preceding year’s annual meeting.  Our Board Affairs Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our voting common stock.

Communications with the Board
Stockholders and other interested parties may communicate directly with any of our senior managers or members of our Board by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728).  Communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee.  In addition, we encourage communicating any concerns related to our financial or accounting practices directly to the Chairman of the Audit Committee, Mr. Der Marderosian.  Stockholders may also send communications to Mr. Walsh, the Board’s Lead Independent Director.  The non-management directors have instructed us to review all mail and other direct communications and have directed us to exercise discretion in determining whether to forward to members of the Board correspondence or other communications that are inappropriate, such as business solicitations, frivolous communications and advertising.  Directors may at any time request that we forward to them all communications received by us.  Information about how to contact our Board is also available on our website at www.urscorp.com.

Code of Business Conduct and Ethics
All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business consistent with the highest legal and ethical standards.  The full text of our Code of Business Conduct and Ethics is available on our website at www.urscorp.com.  If we amend or waive a provision of our Code of Business Conduct and Ethics, we would then post such amendment or waiver on our website, as required by applicable rules.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.  The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Non-Management Directors	The following table sets forth information regarding non-management directors’ compensation for fiscal year 2009.

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NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Non-Management Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
H. Jesse Arnelle	$82,500	$104,878	—	$187,378
Armen Der Marderosian	$88,750	$104,878	—	$193,628
Mickey P. Foret	$71,250	$104,878	—	$176,128
Senator William H. Frist	—	—	—	—
Lydia H. Kennard	$70,500	$104,878	—	$175,378
Joseph W. Ralston	$76,500	$104,878	—	$181,378
John D. Roach	$75,250	$104,878	—	$180,128
Douglas W. Stotlar	$70,500	$104,878	—	$175,378
William P. Sullivan	$70,500	$104,878	—	$175,378
William D. Walsh	$87,750	$104,878	$8,588	$201,216

(1)     Includes cash compensation, such as retainers and meeting fees, earned in fiscal year 2009 for Board and Committee services.

(2)     Represents the compensation cost, which is equivalent to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Both quarterly and deferred stock awards are fully vested upon grant; however, deferred stock awards are not issued until six months after the date the director’s Board service has terminated.  We calculate fair value based on the closing sales price of a share of our common stock on the last market-trading day prior to the date of grant.  Each non-management director, except for Senator Frist who joined the Board in November 2009, received the following stock awards in fiscal year 2009:

Grant Date	Grant Price	Quarterly Stock Award Shares	Deferred Stock Award Shares	Quarterly Stock Award Grant Date Fair Value ($)	Deferred Stock Award Grant Date Fair Value ($)
January 3, 2009	$41.40	317	317	$13,124	$13,124
April 4, 2009	$43.14	304	304	$13,115	$13,115
July 4, 2009	$46.95	279	279	$13,099	$13,099
October 3, 2009	$41.46	316	316	$13,101	$13,101

(3)     Represents payments to our medical benefit plan for Mr. Walsh.

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The following table provides information on the outstanding equity awards for non-management directors as of January 1, 2010, the end of fiscal year 2009.

OUTSTANDING EQUITY AWARDS FOR NON-MANAGEMENT DIRECTORS AT THE

END OF FISCAL YEAR 2009

	Option Awards				Deferred Stock Awards (1)
Non-Management Director	Number of Securities Underlying Outstanding Unexercised Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares of Stock That Have Not Been Issued (#)	Market Value of Shares of Stock That Have Not been Issued ($)
H. Jesse Arnelle	—	—		—	6,809	$303,137
Armen Der Marderosian	1,581 1,466 753 2,183	$ $ $ $	15.81 17.05 33.20 11.45	7/18/2010 3/20/2011 3/26/2012 3/25/2013	6,809 — — —	$303,137 — — —
Mickey P. Foret	—	—		—	6,809	$303,137
Senator William H. Frist	—	—		—	—	—
Lydia H. Kennard	—	—		—	2,563	$114,105
Joseph W. Ralston	—	—		—	6,809	$303,137
John D. Roach	—	—		—	6,809	$303,137
Douglas W. Stotlar	—	—		—	3,030	$134,896
William P. Sullivan	—	—		—	3,772	$167,929
William D. Walsh	1,581 1,466 753 2,183	$ $ $ $	15.81 17.05 33.20 11.45	7/18/2010 3/20/2011 3/26/2012 3/25/2013	6,809 — — —	$303,137 — — —

(1)     The market value of the deferred stock awards is calculated by multiplying the number of shares by the closing market price of our common stock as of the last trading day of fiscal year 2009, which was $44.52.  Although these deferred stock awards are fully vested immediately upon grant, the number of notional shares attributed to deferred stock awards accumulate and are not issued to the director until six months after the date he or she terminates service on the Board.

Description of Non-Management Director Compensation
Quarterly Retainer:  For each quarter that a non-management director served on the Board, he or she receives $13,750 on the first business day of the quarter, for an aggregate of $55,000 annually.  In addition, the Chairman of the Audit Committee receives an additional $2,500 payable on the first business day of each quarter for an aggregate of $10,000 annually.

Board Attendance Fees: Each non-management director receives $2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone.
Committee Attendance Fees: Committee members who are not serving as Chair receive $1,500 for each Committee meeting attended in person

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and $750 for each Committee meeting attended by telephone.

Committee Chairman Fees:  The Chairman of the Audit Committee receives $4,000 for each meeting chaired in person and $750 for each meeting chaired by telephone.  The Chairmen of the Board Affairs and Compensation Committees each receives $3,000 for every meeting chaired in person and $750 for every meeting chaired by telephone.

Quarterly Stock Award:  Each non-management director serving on the Board on the first day of each fiscal quarter receives a stock award under the 2008 Incentive Plan, consisting of the number of shares of our common stock equal to $13,125 divided by the Fair Market Value (as defined below) of our common stock on that day, rounded down to the nearest whole share.  The stock awards vest immediately upon grant.  As defined in our 2008 Incentive Plan, “Fair Market Value” means the closing sales price of a share of our common stock on the last market-trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

Deferred Stock Award:  Each non-management director serving on the Board on the first day of each fiscal quarter receives a deferred stock award consisting of a number of notional shares equal to $13,125 divided by the Fair Market Value (as defined above) of our common stock on that day, rounded down to the nearest whole share.  These deferred stock awards vest immediately upon grant; however, the number of notional shares attributed to deferred stock awards accumulate and are not issued to the non-management director until six months after the date the non-management director terminates his or her service on the Board.

Medical Benefit Plan:  Only non-management directors elected prior to December 17, 1996 were entitled to participate, at our expense, in our medical benefit plan, as a decision was made to grandfather any non-management director who previously had this benefit made available to him.  Currently, only Mr. Walsh receives this benefit.

Consulting Fees:  We also maintain a policy under which non-management directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.  No consulting fees were paid to non-management directors during fiscal year 2009.  If consulting fees are paid in the future to a non-management director, the Board will determine whether the special projects affect the independence of the non-management director.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 1

ELECTION OF DIRECTORS

The current terms of office of all of our directors expire at the Annual Meeting.  The Board proposes the re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified.  Each of these nominees was previously elected by the stockholders (other than Senator Frist, who was appointed by the Board, at the recommendation of the CEO, in November 2009).  Mr. Arnelle is not standing for re-election and, as a result, will not be continuing on the Board after the Annual Meeting.  We thank him for his many years of valuable service to the Company.

The process undertaken by the Board Affairs Committee in recommending qualified director candidates is described under “Information About the Board of Directors - Director Nominees.”  As discussed in that section, the Board Affairs Committee evaluates director nominees in the broader context of the composition of the Board as a whole, with the objective of nominating directors who can together provide an appropriate balance of valuable skills, experience and perspectives and who also exhibit integrity, collegiality, sound business judgment and adherence to high ethical standards as well as a commitment of service to the Board, the Company and our stockholders.

There are ten nominees for the ten authorized Board positions.  Stockholders cannot vote or submit proxies for a greater number of persons than the ten nominees named in this Proposal 1.  Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board.  There are no family relationships among any of our directors and executive officers.

The following paragraphs provide biographical information regarding each director, including information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led our Board, following the recommendation of the Board Affairs Committee, to believe that, in light of our business and structure, the nominee should continue to serve as a director.

Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Armen Der Marderosian (Audit Committee)
Mr. Der Marderosian has served as one of our directors since March 1994.  Mr. Der Marderosian has been retired since 1999.  Prior to his retirement, he served as President and Chief Executive Officer of GTE Government Systems Corporation from 1995 to 1999 and as Executive Vice President, Technology and Systems, at GTE Corporation from 1998

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to 1999. Mr. Der Marderosian also served as Senior Vice President of GTE Corporation from 1995 to 1997.  He is 72 years old.

Mr. Der Marderosian brings to the Board business leadership skills honed as a former CEO.  The Board also benefits from his significant experience managing GTE Government Systems Corporation, which, like our Federal Services business, is a large Federal government contractor,  as well as his knowledge of the telecommunications industry, a market in which we participate, from his tenure as a senior executive of GTE.  He also contributes valuable experience with international operations as a result of his executive positions at a multinational public company, which is especially important to us given that a portion of our business is conducted overseas.  He also has extensive financial experience, has been closely involved in the oversight of our accounting, control and audit processes throughout our rapid growth since 1994, and qualifies as an audit committee financial expert under the SEC guidelines.

Mickey P. Foret (Audit Committee)
Mr. Foret has served as one of our directors since March 2003.  Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company.  Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002.  Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer as well as in other management positions at Continental Airlines, Inc.  Mr. Foret has served as a director of Delta Air Lines, Inc. since November 2008, as a director of the Nash Finch Company since May 2005 and as a director of ADC Telecommunications, Inc. since February 2003.  Mr. Foret has previously served as a director for NorAm Energy Corp., as a director of MAIR Holdings, Inc., as a director of First American Funds, as a director of Champion Airlines, Inc., as a director of Worldspan L.P., and as a director of Northwest Airlines.  He is 64 years old.

As the former chief financial officer and senior executive of a multinational public company, Mr. Foret contributes to the Board his considerable operational experience in and knowledge of the transportation and logistics industry, an industry that represents a significant portion of our business.  Mr. Foret’s service on a number of boards of other public companies enables him to share his experience of beneficial governance practices employed at other public companies.  We view accurate financial reporting and robust auditing to be critical

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to our success and, with his executive experience in capital-intensive industries and his experience as a director of financial funds, Mr. Foret is well positioned to contribute his extensive financial expertise to the Board.  He also qualifies as an audit committee financial expert under the SEC guidelines.

Senator William H. Frist, M.D.
Senator Frist has served as one of our directors since November 2009.  He has served as a partner at Cressey & Company LP a private investment firm since 2007 and as a Distinguished University Professor at Vanderbilt University since 2008.  He served as a United States Senator for Tennessee from 1995 until 2007 and was Majority Leader of the Senate from 2003 until 2007.  Senator Frist serves on the boards of several other organizations including the Center for Strategic and International Studies, the Millennium Challenge Corporation, the Kaiser Family Foundation, Africare, Save the Children, the Smithsonian Museum of Natural History, and the Harvard Medical School Board of Fellows.  He is 58 years old.

Senator Frist’s experience as a legislator, including numerous committee memberships and chairmanships and, most notably, as former Majority Leader of the United States Senate, gives him the leadership and consensus-building skills to assist the Board in a range of its activities.  He has extensive knowledge of the workings of government and, as a former member of the Senate Finance Committee, of the federal budgeting process, which we view as especially significant given that a large proportion of our business activities are heavily regulated and directly affected by governmental actions.  The Board also benefits from the considerable investment and finance experience he has gained from his tenure as a partner in a private investment firm.  His service on the board of the Center for Strategic and International Studies enables him to contribute his perspective on our international operations.

Lydia H. Kennard (Board Affairs Committee)
Ms. Kennard has served as one of our directors since August 2007.  She has served as a Principal of Airport Property Ventures, a developer and operator of general aviation facilities since March 2007.  She served as the Executive Director of Los Angeles World Airports, the airport oversight and operations department for the City of Los Angeles, from 1999 to 2003 and again from 2005 to January 2007.  Ms. Kennard has served as a director of AMB Property Corporation since 2004 and as a director of Intermec Corporation since 2003.  She served as a director of IndyMac Bank from 2002 to 2008.  Ms. Kennard has served on the Board of Trustees of Rand Corporation since 2002 and as a member of

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the California Air Resources Board since 2004.  She is 55 years old.

Ms. Kennard’s prior executive and operational experience, including oversight of such diverse activities as airfield operations, airport retail and restaurant concession management, construction, maintenance, property and asset management, business operations, and police and security activities, positions her to contribute to the Board her leadership skills, her critical insights into the operational requirements of a large company and her expertise in industries in which we participate, such as infrastructure, construction and project management.  As a result of her involvement with the California Air Resources Board, she is able to share her understanding of air quality management and regulation, which is valuable in enhancing the Board’s insight into our environmental management and pollution control and other environmental programs.  The Board also benefits from her knowledge of the conduct and governance of public companies based on her experience as a director of several public companies.

Martin M. Koffel
Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989.  He is 71 years old.

Mr. Koffel’s long tenure as our CEO and Chairman positions him to contribute to the Board his extensive knowledge of the Company, its history and development, and to provide critical Board continuity.  As CEO, he has developed substantial operational and industry expertise, as well as leadership skills that are important to the Board and the Company.  Mr. Koffel has previously served on the board of an international policy institute, which has given him substantial experience in corporate governance matters.

General Joseph W. Ralston, USAF (Ret.) (Board Affairs and Compensation Committees)
General Ralston has served as one of our directors since October 2003.  He has served as Vice Chairman of The Cohen Group since 2003, an international business consulting firm; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003.  General Ralston’s military career began in 1965 and concluded in 2003, when he retired from active duty.  General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000 and Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003.  He is 66 years old.

General Ralston’s distinguished career in the armed forces has provided him with extensive experience in executive management,

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logistics and military procurement.  During his service as a senior military officer, including Vice Chairman of the Joint Chiefs of Staff, General Ralston maintained the highest security clearances and performed responsibilities including reviewing the requirements of the armed forces for goods and services and assessing the personnel, equipment, cyber, financial and reputational risks of military operations.  Consequently, he has developed a deep understanding of the organization that has historically been among the Company’s most important clients, including critical insights into the needs of the armed forces for our services and the Federal government procurement processes.  The Board also benefits from his advice regarding the Company’s classified activities and his insights into our enterprise risk management.  In addition, in serving as Chairman of the Nominating and Corporate Governance Committee of the Board of The Timken Company, General Ralston has gained valuable experience dealing with relevant rules and regulations and generally overseeing corporate governance matters.

John D. Roach (Audit and Compensation Committees)
Mr. Roach has served as one of our directors since February 2003.  He has served as Chairman of the Board and Chief Executive Officer of Stonegate International, a private investment and advisory services firm, since 1997; as a director of the PMI Group, Inc. since 1997; as a director of Ply Gem Holdings since 2004, and as a director of VeriSign, Inc. since August 2007.  He previously served as the Executive Chairman and Chief Executive Officer of Unidare U.S., Inc., an industrial welding and safety supplier, from 2002 to 2006; the founder, Chairman of the Board and Chief Executive Officer of Builders First Source, Inc. from 1998 to 2001; the Chairman of the Board, President, and Chief Executive Officer of Fibreboard Corp. from 1991 to 1997; a director of Kaiser Aluminum Corporation and its subsidiary Kaiser Aluminum & Chemical Corporation from 2002 to 2006; a director of Material Sciences Corporation from 2003 to 2006; and a director of Washington Group (formerly Morrison Knudsen Corporation) from 1997 to 2002.  He is 66 years old.

With his prior extensive service as a chief executive officer of a multinational public company and a private investment firm, Mr. Roach brings to the Board his considerable business leadership and strategic consulting skills.  Mr. Roach has served as a senior executive or director of a variety of companies in the construction and industrial production industries, which positions him to contribute his knowledge in the construction industry, one of the businesses we serve, and a variety of other industries, many of which are relevant to our Industrial and Commercial market sector.  The Board also benefits from his

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executive experience in financial services, as well as his  expertise in corporate governance and finance gained as a director of several public companies.  Mr. Roach qualifies as an audit committee financial expert under the SEC guidelines.

Douglas W. Stotlar (Compensation Committee)
Mr. Stotlar has served as one of our directors since March 2007.  He has served as President, Chief Executive Officer, and director of Con-way Inc., a transportation and logistics company (previously known as CNF Inc.) since April 2005.  He served as President and Chief Executive Officer of Con-way Transportation Services, Inc., a regional trucking subsidiary (“CTS”), from 2004 until 2005.  He also served as CTS’ Executive Vice President and Chief Operating Officer from 2002 until 2004, and as CTS’ Executive Vice President of Operations from 1997 until 2002.  Mr. Stotlar serves as vice president at large and is a member of the executive committee of the American Trucking Association.  He is also a member of the Board of Directors of the American Transportation Research Institute and serves on the executive committee of the Transportation Research Board.  He is 49 years old.

Mr. Stotlar’s executive experience has provided him with substantial knowledge of the transportation and logistics sector, an industry in which the Company participates.  As the Chief Executive Officer of Con-way, Inc., he gained a significant understanding of public policy issues and supply chain systems in the transportation and logistics sector which are relevant to our business activities. In addition, as a currently serving chief executive officer of a public company, Mr. Stotlar can contribute his valuable experience with contemporary corporate governance practices, labor and stockholder relations matters, and current legal and regulatory requirements and trends. He also serves on the boards of several not-for-profit organizations.

William P. Sullivan (Audit Committee)
Mr. Sullivan has served as one of our directors since August 2006.  He has served as the President and Chief Executive Officer of Agilent Technologies, Inc., a provider of scientific and technical instruments, since March 2005.  He served as Executive Vice President and Chief Operating Officer of Agilent, from March 2002 until March 2005, and as its Senior Vice President and General Manager of its Semiconductor Products Group from August 1999 until March 2002.  Mr. Sullivan has served as a director of Agilent since March 2005 and as director of Avent, Inc. since July 2008.  He is 60 years old.

As one of the two directors on the Board who are currently serving as chief executive officers of public companies, Mr. Sullivan brings to the Board his significant executive and operational experience addressing

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contemporary issues facing public companies today.  His experience as a senior executive of a multinational public company with global operations allows him to provide insight into a variety of international issues, which is especially important to us given that a significant portion of our business is conducted overseas.  We believe that our exposure to new technologies and access to new ideas in this field are important to our future success, and Mr. Sullivan’s experience in the high technology industry positions him to contribute to the Board his considerable knowledge of developments in the technology sector.  The Board also benefits from his knowledge of finance, as well as of the most current issues in the conduct and governance of public companies.  He also qualifies as an audit committee financial expert under SEC guidelines.

William D. Walsh (Audit, Board Affairs and Compensation Committees)
Mr. Walsh has served as one of our directors since 1988.  He has served as Chairman of Sequoia Associates LLC, a private investment firm, since 1982; as Chairman of the Board of Creativity, Inc. since 1998; and since 1999, as director and since 2000 as Chairman of the Board of Ameriscape.  Mr. Walsh served as a director of Intermec from 1997 to 2005, as Chairman of the Board of Clayton Group, Inc. from 1996 to 2002; as a director of Crown Vantage, Inc. from 1996 to 2002; and as Chairman of the Board of Newell Manufacturing Corporation from 1988 to 2000.  He is 79 years old.

Mr. Walsh’s prior experience as a chief executive officer of a private investment firm provides him with substantial insight into finance and general knowledge of market conditions and trends.  In light of his long tenure on our Board and his past participation on all of our standing Board Committees, Mr. Walsh brings to the Board his extensive knowledge of the Company and contributes to Board continuity.  In addition, his extensive experience as chairman of the board of several companies positions him to provide his insights into a variety of corporate governance practices and other Board functions.  He qualifies as an audit committee financial expert under the SEC guidelines.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH DIRECTOR NOMINEE.

Required Vote
Directors are elected by a majority of the votes cast for and against by holders of shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy.  Abstentions and broker non-votes will not be considered votes cast.

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Proposal 2

RATIFICATION OF SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.  PricewaterhouseCoopers LLP has audited our financial statements since 1988.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Registered Public Accounting Firm’s Fees
The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended January 1, 2010 and January 2, 2009, and fees for other services rendered by PricewaterhouseCoopers LLP during these periods.

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$8,807,475	$8,517,459
Audit-Related Fees	97,276	283,796
Tax Fees	—	122,669
All Other Fees	8,490	91,379
Total Fees	$8,913,241	$9,015,303

Audit Services Fees.  Audit services fees include fees for services rendered in connection with the annual audit of our consolidated financial statements.  This category also includes fees for audits and reviews provided in connection with statutory and regulatory filings and engagements or services that generally only independent registered public accounting firms reasonably can provide to a client, such as state overhead audits, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees include fees paid for audit-related services, which included audits of pension and other employee benefit plans, consultations regarding GAAP, reviews and evaluations of the impact of regulatory pronouncements, and audit services not required by statute or regulation.

Tax Fees. Tax fees include all services performed by professional staff in our independent registered public accounting firm’s tax division (except those relating to audit or audit-related services), including fees associated with tax compliance, tax planning and tax consultation services such as tax issues

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related to foreign-based employees.

All Other Fees.  All other fees primarily include fees associated with the establishment of foreign legal entities and an annual license fee on software in assisting management in performing technical research and analyzing the design or procedures regarding our internal control structure.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of those services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee, Mr. Der Marderosian, provided that any pre-approvals by the Chairman are reported to the Audit Committee at the subsequent scheduled Audit Committee meeting.

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THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Required Vote
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise.  The Audit Committee is, however, submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes.  Broker non-votes are not counted for any purpose in determining whether this matter has been approved.

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REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2009 (1)

Audit Committee Report
The Audit Committee has reviewed and discussed with management of the Company the audited financial statements for the fiscal year ended January 1, 2010.  The Audit Committee has discussed with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2010 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

THE AUDIT COMMITTEE

Armen Der Marderosian, Chairman
Mickey P. Foret
John D. Roach
William P. Sullivan
William D. Walsh

(1) The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 5, 2010, by:  (1) each director; (2) each of the Named Executives; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock.  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this table, subject to community property laws where applicable, we believe, based on such information provided, that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  The applicable address for each of our directors and executive officers is c/o URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728.

	Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percentage
Capital World Investors (2) 333 South Hope Street Los Angeles, CA 90071	6,298,200	7.6%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	6,219,957	7.5%
H. Jesse Arnelle (4)	12,728	*
Armen Der Marderosian (4)	33,479	*
Mickey P. Foret (4)	31,470	*
Senator William H. Frist, M.D.	1,110	*
H. Thomas Hicks	80,784	*
Gary V. Jandegian	124,977	*
Lydia H. Kennard (4)	6,236	*
Martin M. Koffel (4)	573,694	*
General Joseph W. Ralston, USAF (Ret.) (4)	15,842	*
John D. Roach (4)	9,917	*
Douglas W. Stotlar (4)	7,170	*
William P. Sullivan (4)	8,654	*
William D. Walsh (4)	106,979	*
Randall A. Wotring	116,527	*
Thomas H. Zarges	36,115	*
All executive officers and directors as a group (19 persons) (5)	1,308,517	1.6%

*     Less than one percent.

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(1)     There were 82,836,794 shares of our common stock outstanding as of April 5, 2010.  All stock options held by our employees and directors are currently exercisable.  Therefore, option shares are deemed to be outstanding for purposes of computing the percentage beneficial ownership of the holder, but as required by the SEC rules, not for purposes of computing the percentage beneficial ownership of any other person.

(2)     As stated in the Schedule 13G/A filed with the SEC on February 10, 2010, Capital World Investors is deemed to be the beneficial owner of all of these shares of our common stock as a result of acting as investment adviser to various investment companies.

(3)     As stated in the Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. is deemed to be the beneficial owner of all of these shares of our common stock as a result of acting as investment adviser to various investment companies.

(4)     Includes the following deferred equity awards:  7,364 deferred shares for Mr. Arnelle; 7,364 deferred shares for Mr. Der Marderosian; 7,364 deferred shares for Mr. Foret; 555 deferred shares for Senator Frist; 3,118 deferred shares for Ms. Kennard; 50,000 deferred restricted stock units for Mr. Koffel; 7,364 deferred shares for General Ralston; 7,364 deferred shares for Mr. Roach; 3,585 deferred shares for Mr. Stotlar; 4,327 deferred shares for Mr. Sullivan; and 7,364 deferred shares for Mr. Walsh.

(5)     Executive officer shares consist of shares owned by the Named Executives, Thomas W. Bishop, Reed N. Brimhall, Susan B. Kilgannon and Joseph Masters.  Includes shares subject to options that the executive officers have the right to acquire within 60 days.  The executive officers do not have the right to dispose of any unvested restricted shares.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 1, 2010, no executive officers, directors and greater than 10% beneficial owners failed to file on a timely basis reports required under Section 16(a).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of five non-employee directors:  Mr. Walsh, Mr. Arnelle, General Ralston, Mr. Roach and Mr. Stotlar.  No member of the Compensation Committee is, or was formerly, one of our officers or employees.  No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

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REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
FOR FISCAL YEAR 2009 (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 1, 2010.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

William D. Walsh, Chairman
H. Jesse Arnelle
General Joseph W. Ralston
John D. Roach
Douglas W. Stotlar

(1)     The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview

Our executive compensation philosophy is to compensate our senior executives competitively with a mix of base salary, annual cash bonus, long-term equity incentives and other benefits (“Total Compensation”) designed to attract and retain highly qualified executives and incentivize them to produce strong financial performance for the benefit of URS and our stockholders.  Generally, the Compensation Committee believes that providing the opportunity to earn Total Compensation between the 50th percentile and the 75th percentile of compensation packages provided to employees with similar responsibilities at comparable companies is consistent with our needs as we compete for high performing senior executives with above-market talent and the ability to produce above-market contributions and financial results.  The significant components of our compensation program, and the manner in which we determined the level of compensation awarded to each of our executive officers named in the “Summary Compensation” table presented below (the ”Named Executives”) with respect to fiscal year 2009, are discussed below.

The Compensation Committee strives to maintain an appropriate balance between base salary, annual cash bonus opportunity and long-term equity awards to compensate Named Executives fairly while also providing them with appropriate incentives for achieving both annual and longer-term objectives.  Providing competitive base salaries is an essential foundation for compensating our executives, managers and other employees.  However, the Compensation Committee believes that performance-based awards should comprise a substantial portion of the Total Compensation paid to our Named Executives and our other executives and senior managers in order to motivate them to achieve specific company goals and to link pay to the achievement of those goals.  The Compensation Committee also believes that the proportion of Total Compensation that is performance-based and at- risk should increase with increased executive responsibilities.

Accordingly, under our annual cash bonus plan, called our Restated Incentive Compensation Plan (the “Bonus Plan”), participants become eligible to earn annual cash bonuses targeted as a percentage of their respective base salaries.  As executives assume greater responsibility, their targeted bonus percentages increase.  The size of any actual bonuses earned for a given fiscal year relative to the target bonuses is determined by the extent to which pre-established quantitative performance targets have been achieved for that fiscal year.  These performance metrics (“Performance Metrics”) are established both on a company-wide or “Corporate” basis, as well as, for three of the Named Executives, on the basis of performance by the Infrastructure & Environment, the Federal Services or the Energy & Construction business of which the Named Executive is President.

Similarly, as responsibilities increase, the proportion of an executive’s Total Compensation that takes the form of equity awards granted under our 2008 Incentive Plan that vest over a multi-year period also increases relative to the short-term cash paid in the form of base salary and annual bonuses.  The Compensation Committee believes that such equity awards can provide stronger retention incentives and further align the executive’s interests with those of our stockholders by

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providing greater motivation to maximize stockholder value over the longer term.  In addition, our 2008 Incentive Plan allows us to issue long-term equity incentive awards that require, as a condition to vesting, the attainment of pre-established performance targets, such as a Corporate net income target.

Total Compensation Review for 2009

In March 2009, the Compensation Committee undertook its annual review of the Total Compensation of the Named Executives, as a whole and on a component basis.  The Compensation Committee acknowledged that the compensation review was influenced by the continuing uncertainty in global financial markets and the economic volatility that created a challenging business environment, making it extremely difficult to predict, in early 2009, the impact of the global recession on our business.  To assist with this compensation review, the Compensation Committee requested Watson Wyatt to conduct a comparative survey and develop separate advice and guidance regarding the key components of the Total Compensation awarded to the Named Executives (other than the CEO) and the other Section 16 Officers and selected other senior executives (the “2009 Watson Wyatt Report”).

To prepare the 2009 Watson Wyatt Report, Watson Wyatt, with input from both the Compensation Committee and our senior management, reviewed the existing comparative group of companies for continued appropriateness, and performed analyses of the compensation levels of executives of those companies holding positions comparable to those held by each of our Named Executives and our other executives analyzed.  Watson Wyatt’s analyses further included consideration of compensation values, practices and trends at a subset of Fortune 1500 companies as reflected in published surveys of companies with business and size comparable to us.

Watson Wyatt also conducted various meetings with members of the Compensation Committee and senior management to learn more about our business operations and strategy, the job functions and responsibilities of each of the executives, key Performance Metrics and strategic goals, as well as the labor markets in which we compete.  A summary report, including senior management’s recommendations, was presented to the Compensation Committee for its consideration.  Following an active dialogue with Watson Wyatt, Cooley and the CEO, other than with respect to his own Total Compensation, the Compensation Committee approved the recommendations, as described in more detail below.

The information analyzed by Watson Wyatt was collected from the following three sources, each with a focus on industry, business, the competition for talent and size (based on revenue and market capitalization):

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Public Company Comparison Group – Data for comparison was collected from the most recent proxy statements of a select peer group of publicly traded companies with business and size comparable to us.  The peer group includes public companies with revenues from $2.6 billion to $33.6 billion (median $12 billion) and market capitalizations ranging from $1.3 billion to $22 billion (median $4.8 billion), each as of January 30, 2009.  The companies included in this peer group were:

Accenture Ltd.	AECOM	CACI International, Inc.
Computer Sciences Corporation	Emcor Group, Inc.	Fluor Corporation
Foster Wheeler	General Dynamics Corporation	Jacobs Engineering Group
KBR	L-3 Communications Holdings, Inc.	Northrop Grumman
Raytheon Corporation	Science Application International Corporation	Shaw Group Inc.

•	This peer group did not change relative to the peer group used in connection with Watson Wyatt’s 2008 report on Total Compensation.

•
The 2009 Watson Wyatt Report noted that as of December 31, 2008, our total stockholder return (the increase in share price, including dividends paid over the time period), for one and five years were above the peer group median and our three-year stockholder return was slightly below the peer group median.

Published Survey Sources – Watson Wyatt also considered multiple published surveys to assess compensation practices and trends, with particular focus on comparable market data based on the size of participants.  The published survey sources included the following:  Watson Wyatt Data Services Top Management Surveys – 2008/2009 and the Mercer Executive Compensation Survey – 2008.

Standard and Poor’s 1500 List of Companies – For additional general understanding of compensation practices and trends, Watson Wyatt also considered a subset of 33 companies selected from the Standard and Poor’s 1500 List of Companies with revenues ranging from $5 billion to $18 billion (median $7.2 billion) and market capitalizations ranging from $700 million to $22 billon (median $5.4 billion).

For the Named Executives, Watson Wyatt compared the peer group market data and broader data regarding compensation practices and trends generally for each Named Executive’s position against his current base salary, total cash compensation (base salary plus bonus) and total direct compensation (base salary plus bonus plus the expected value of annual long-term incentives).  The 2009 Watson Wyatt Report concluded that base salary, total cash compensation and total direct compensation for each Named Executive generally fell between the 50th percentile and the 75th percentile relative to the market for that individual’s position as derived from all three data sources,

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described above, consistent with the overall philosophy of the Compensation Committee noted above.

During the review of the Total Compensation of the Named Executives, the Compensation Committee recognized that the Named Executives have a number of unique responsibilities and talents.  Therefore, when reviewing the compensation package of each Named Executive, the Compensation Committee also considered a number of other qualitative factors, including but not limited to the following:

•	the qualifications of the Named Executive;

•	the relative importance of the strategic and operational goals for which the Named Executive has responsibility;

•	whether the Named Executive’s responsibilities changed during the preceding 12 months or were expected to change going forward;

•	the past and present individual performance and contributions of the Named Executive with respect to his job functions and responsibilities, and his near- and longer-term contribution potential;

•	the anticipated level of difficulty of replacing that Named Executive with someone of comparable experience and skill;

•
the base salaries, target bonuses and equity grants made in prior years to the Named Executives, as indicators of the compensation trends applicable to the Named Executives and the nature of the current adjustments that may be appropriate relative to each Named Executive’s current job performance and potential;

•
with respect to equity grants, the current equity holdings of the Named Executive and the value of and total gain related to prior grants, with a particular focus on the value of unvested awards,  as indicators of current and prospective retention incentives;

•	the potential of that Named Executive to assume increased responsibilities and roles of greater significance in connection with our succession planning; and

•	with respect to Named Executives other than the CEO, the recommendations of the CEO.

The resulting determinations made by the Compensation Committee with respect to each of the components of Total Compensation for our Named Executives are discussed in more detail below.

Base Salaries

In light of the persistent uncertainty and deteriorating economic conditions that were expected to continue to affect our business, the Compensation Committee determined in March 2009 that the base salaries and Target Bonus (as defined below) levels for most of our senior executives and key managers should be frozen at their 2008 levels.  Our CEO determined not to recommend to the Compensation Committee any increases in the base salary or Target Bonus levels for the Named Executives or other Section 16 Officers or to suggest any increases for himself.

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Consistent with these recommendations, at its meeting in March 2009, the Compensation Committee decided to freeze 2009 base salaries for all Named Executives as follows:

2009 BASE SALARY

Name	Title	Fiscal Year 2008 Base Salary	Fiscal Year 2009 Base Salary
Martin M. Koffel	Chairman, Chief Executive Officer and President	$1,000,000	$1,000,000
H. Thomas Hicks	Vice President and Chief Financial Officer	$550,000	$550,000
Gary V. Jandegian	President – Infrastructure & Environment	$600,000	$600,000
Randall A. Wotring	President – Federal Services	$525,000	$525,000
Thomas H. Zarges	President – Energy & Construction	$700,000	$700,000

In reaching these determinations, the Compensation Committee considered the potential negative consequences on employee morale and performance incentives, but concluded that the overall impact of the freeze was outweighed by the need to conserve resources due to economic challenges and uncertainty.  The Compensation Committee did not believe this decision would put us at a significant competitive disadvantage for the purposes of attracting or retaining executive talent, when considered in the context of our overall compensation program and the general economic conditions that prevailed in 2009.

The Compensation Committee did not particularly focus on differentials between the respective base salaries of the Named Executives, other than to acknowledge that the results of the 2009 Watson Wyatt Report supported the indicated relative base salaries in comparison to the base salaries paid for comparable positions at the peer group companies.

On March 24, 2010, the Compensation Committee reviewed the current economic conditions and agreed to increase the 2009 base salaries of Messrs. Hicks, Jandegian, Wotring and Zarges by $15,000, taking into consideration these Named Executives’ merit and good performance, as well as the need to maintain competitive base salaries, especially given the absence of any increase in base salaries in fiscal year 2009.

Bonus Plan; Fiscal Year 2009 Target Bonuses and Performance Targets

All of our Named Executives participate, along with other executives and senior managers, in our annual performance-based cash Bonus Plan.  The Bonus Plan is primarily intended to (a) focus key employees on achieving specific short-term financial targets, (b) reinforce teamwork, (c) provide the potential for significant bonuses if outstanding performance is achieved, and (d) enhance our ability to attract and retain highly talented and motivated individuals.

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Under the Bonus Plan, each of our Named Executives and each other designated participating executive and senior manager is eligible to earn annual cash bonuses expressed as a percentage of his or her base salary (“Target Bonus”) upon achieving predefined financial performance targets (“Performance Targets”) established by the Compensation Committee at the beginning of our fiscal year.  The Target Bonus for each Named Executive is reviewed annually by the Compensation Committee for possible increase (but not decrease).  The primary factor considered when determining modifications to the Target Bonus levels for the Named Executives is the total cash compensation opportunity that the Target Bonuses, combined with the base salaries, will provide.  The Compensation Committee’s objective generally is to set the Target Bonuses at levels that will provide each Named Executive with the opportunity to earn bonuses and total cash compensation that falls between the 50th and 75th percentile of the total cash compensation opportunities provided to employees holding similar positions and responsibilities at companies in the comparable market data set.  The Compensation Committee also considers more qualitative factors such as those noted above when setting the initial Target Bonus levels within that range for our Named Executives or subsequently increasing those levels.

The annual bonuses actually paid under the Bonus Plan for each year are then calculated arithmetically based on the extent to which the Performance Targets established for a Named Executive were achieved and the amount of the Target Bonus for that Named Executive.  If the actual results for the fiscal year reflect achievement of the Performance Targets for a Named Executive, then that participant earns his or her Target Bonus for that year.  If the actual results exceed the Performance Targets, the Named Executive may earn a bonus greater than his or her Target Bonus up to a pre-established cap, and if results fall short of the Performance Targets, the Named Executive may receive a bonus less than his or her Target Bonus, or no bonus at all if the results fail to achieve pre-established minimums.  As discussed in more detail below, the Bonus Plan is strictly formulaic, and the Named Executives are not awarded bonuses under the Bonus Plan based on discretionary or qualitative factors.

In connection with its review of Total Compensation discussed above, the Compensation Committee also reviewed the Target Bonus levels of each Named Executive in effect at the beginning of 2009, the Performance Metrics and Performance Targets and the potential changes to the Bonus Plan terms and design features recommended by the CEO.

With regard to the 2009 Target Bonus percentages, the Compensation Committee concluded that the Target Bonus levels of the Named Executives, like their base salaries, should be frozen at 2008 levels due to the uncertain economic conditions as noted above.  As a result, the total cash compensation (base salary plus bonus) opportunity for each Named Executives would fall between the 50th and 75th percentiles relative to the market for that individual’s employment, consistent with the overall philosophy of the Compensation Committee noted above.  An additional factor in the decision not to increase the Target Bonus percentages in 2009 was the Compensation Committee’s view that the establishment of the Target Bonus levels at 100% of the 2008 levels for the Named Executives (other than the CEO) was appropriate given that their respective levels of executive responsibility and ability to contribute to our success were comparable.

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In its consideration of Performance Metrics and Performance Targets for fiscal 2009, the Compensation Committee took into account our business objectives for fiscal year 2009 and then derived Performance Targets from those objectives for the company as a whole and for each Named Executive.  The specific quantitative Performance Targets under the 2009 Bonus Plan were initially developed by the CEO in conjunction with the establishment of our fiscal year 2009 financial budget, as approved by our Board.  The Compensation Committee agreed with the recommendations of the CEO, which Watson Wyatt concurred were not unreasonable, that our budgeted net income should be the sole performance metric for the Named Executives with company-wide responsibilities (Messrs. Koffel and Hicks), just as it had been in prior years.  This decision was based on the view that net income was the most direct driver within the scope of their responsibilities for increasing our stock price, and, as a result, increasing stockholder value.  For the Named Executives responsible for managing our Infrastructure & Environment, Federal Services, and Energy & Construction businesses2, (Messrs. Jandegian, Wotring and Zarges, respectively, and collectively the “Named Executive Presidents”), the Compensation Committee agreed with the recommendations of the CEO, which Watson Wyatt also concurred were reasonable, that their Performance Metrics for 2009 should relate solely to the operating profit contributions of their respective businesses.  These financial metrics were regarded as most appropriate for the Named Executive Presidents because generating business operating profit contribution was viewed by us as the most direct driver within the scope of their responsibilities for contributing to our overall net income goals.  By focusing the attention of the Named Executives on these metrics and rewarding them for their achievements based on the extent to which the targeted objectives were achieved, the Named Executives would be motivated to focus on driving those results, within the scope of their respective responsibilities, that we believe contribute the most to our overall goal of achieving our net income objective for the benefit of our stockholders.

The following table summarizes the Performance Targets, the weighting of those Targets for each Named Executive, the percentage increase of the Performance Target set by the Compensation Committee over the prior year’s Performance Target, and Target Bonuses for each Named Executive under the 2009 Bonus Plan as approved by the Compensation Committee, based on our fiscal year 2009 financial budget approved by the Board, at its March 2009 meeting:

2  As of January 1, 2010, we renamed the URS Division as our Infrastructure & Environment business, the EG&G Division as our Federal Services business and the Washington Division as our Energy & Construction business.

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2009 BONUS PLAN

Name	Title	2009 Bonus Plan – Performance Target and Weighting	Percent Increase of Performance Target over 2008	2009 Target Bonus as Percent of 2009 Base Salary
Martin M. Koffel	Chairman, Chief Executive Officer and President	• Corporate Net Income of $234 million = 100%	19%	125%
H. Thomas Hicks	Vice President and Chief Financial Officer	• Corporate Net Income of $234 million = 100%	19%	100%
Gary V. Jandegian	President – Infrastructure & Environment	• Infrastructure & Environment Operating Profit Contribution of $264 million = 100%	6%	100%
Randall A. Wotring	President – Federal Services	• Federal Services Operating Profit Contribution of $158 million = 100%	10%	100%
Thomas H. Zarges	President – Energy & Construction	• Energy & Construction Operating Profit Contribution of $195 million = 100%	0%*	100%

*  The operating profit contribution for Mr. Zarges did not increase primarily due to an expected weakness in revenues and earnings in our Power and Industrial & Commercial market sectors for fiscal year 2009.

The Compensation Committee also reviewed and approved changes to the 2009 Bonus Plan design, based on the recommendations of the CEO and reviewed with Watson Wyatt, to extend and flatten the performance “ramps” used to determine the actual bonus payouts to the extent that actual performance equaled, exceeded or fell short of the pre-determined Performance Targets.  The effect of extending and flattening the performance “ramps” made it possible for the Named Executives to start earning annual bonuses at a lower percentage of targeted performance, but it also raised the performance threshold required to earn the maximum bonus at the cap level.

The design change to the 2009 Bonus Plan was determined by the Compensation Committee to be appropriate for a number of reasons.  First, the acquisition of Washington Group in 2007 generally increased the Company’s exposure to larger projects and project fees, the timing and completion of which are more variable than other Company contracts.  As a result, the estimates for the Energy & Construction business are less predictable.  In addition, at the time that the fiscal year 2009 financial budget was developed, unprecedented lack of stability in the overall economy made it unusually difficult to accurately budget for fiscal year 2009 performance.

Accordingly, under the 2009 Bonus Plan, if the Performance Targets were met, then each Named Executive’s actual bonus would equal his Target Bonus.  For each Named Executive (except Mr. Zarges), if the Performance Targets were exceeded, then actual bonuses would exceed the Target Bonus, up to a maximum of 200% of the Target Bonus if actual performance equaled or exceeded 115% of the Performance Target (compared to 110% in 2008).  Conversely, if the Performance Targets were not met, then actual bonuses would be determined as a declining percentage of Target Bonuses

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depending on the extent of the shortfall, down to zero if actual performance were at or below 85% of the Performance Target (compared to 90% in 2008).  Actual performance results between 85% and 115% of the Performance Targets would be calculated based on a pro rata, straight line interpolation between a zero bonus and 200% of the Target Bonus.  The following table summarizes the basic performance ramps for the Named Executives, except for Mr. Zarges.

2009 BONUS PLAN – CORPORATE, INFRASTRUCTURE & ENVIRONMENT, FEDERAL SERVICES

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
115% of Performance Target	200% of Target Bonus
100% of Performance Target	100% of Target Bonus
85% or less of Performance Target	0% of Target Bonus

For 2009, as in previous years, the performance ramp for Mr. Zarges differed from the performance ramp for the other Named Executives due to the greater variability of the Energy & Construction business, as discussed above.  Under this structure, Mr. Zarges’ maximum bonus potential, if targets were exceeded, was lower than the maximum bonus potential for the other Named Executives and the threshold performance level required for receipt of any bonus also was lower.  More specifically, if the Performance Targets were exceeded, then Mr. Zarges’ bonus would be earned in excess of the Target Bonus, up to a maximum of 150% of the Target Bonus if actual performance equaled or exceeded 115% of the Performance Target.  Actual performance results between 100% and 115% of the Performance Targets would be calculated based on a straight line interpolation between 100% and 150% of the Target Bonus.  Conversely, if the Performance Targets were not met, then his actual bonus would be determined as a declining percentage of his Target Bonus, depending on the extent of the shortfall, down to 50% of his Target Bonus if actual performance just equaled 85% of the Performance Target and to zero if actual performance equaled 70% or less of the Performance Target.  Actual performance results between 70% and 85% of the Performance Targets would be calculated based on a straight line interpolation between 0% and 50% of the Target Bonus.  Actual performance results between 85% and 100% of the Performance Targets would be calculated based on a straight line interpolation between 50% and 100% of the Target Bonus.

2009 BONUS PLAN – ENERGY & CONSTRUCTION

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
115% of Performance Target	150% of Target Bonus
100% of Performance Target	100% of Target Bonus
85% of Performance Target	50% of Target Bonus
70% or less of Performance Target	0% of Target Bonus

Also, because of the overriding importance placed by the Board on achieving the $234 million net income target budgeted for fiscal year 2009 for the benefit of our stockholders, due to the Compensation Committee’s decision to incentivize, directly or indirectly, all Named Executives to achieve this net income target, the 2009 Bonus Plan design, as in the previous year, provided for pro-rata reduction of bonuses otherwise earned, down to zero, if necessary for us to achieve our 2009 net

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income Performance Target.  This design feature, by shifting the risk of falling short of the targeted net income objective onto the bonus pools otherwise available for distribution under the Bonus Plan, works as a cushion for stockholders to increase the likelihood that at least the targeted net income objective would be achieved for the year.

The Bonus Plan was also amended in March 2009, among other things, to give the Compensation Committee the authority and responsibility to adjust, solely for purposes of determining the extent to which performance targets were satisfied (and only to the extent permitted by Section 162(m) of the Internal Revenue Service Code (“IRC”)), the financial results actually reported by us under GAAP to take into account the objectively determinable impact of material unexpected events that were not included in the annual budget (such as the impact of changes in accounting principles or tax laws, capital restructurings, major transactions and other extraordinary, unusual or nonrecurring items).  On March 4, 2010, after we had reported our financial results for fiscal year 2009, the Compensation Committee assessed for each Named Executive the level of achievement of each applicable 2009 Performance Target and the corresponding bonus that had been earned under the 2009 Bonus Plan.  We reported net income for fiscal year 2009 of $269.1 million on a GAAP basis, which exceeded the minimum net income threshold of $234 million.  However, pursuant to its authority and responsibilities under the Bonus Plan to adjust the GAAP financial results solely for the purpose of determining the extent to which the Bonus Plan Performance Targets were satisfied, the Compensation Committee approved adjustments to the actual results to reflect the effect of the following unexpected and unbudgeted items that occurred in fiscal year 2009:

•
Elimination of  the net gain realized (net of tax) on the divestiture of our equity investment in an incorporated mining venture in Germany, MIBRAG mbh, for purposes of calculating net income (-$30.6 million);

•
Addition of the budgeted performance (net of tax) of MIBRAG from the date of its divestiture in June 2009 to the end of our 2009 fiscal year for purposes of calculating net income (+$15.2 million); and

•	Elimination of the impairment charge recognized (net of tax) related to a rebranding initiative and write-down of the “Washington” trade name for purposes of calculating net income (+$19.7 million).

The Compensation Committee concluded that the following Named Executives had earned incentive bonuses under the Bonus Plan as follows:

•
Messrs. Koffel and Hicks each earned bonuses equal to 200% of their Target Bonuses because our adjusted net income of $273.4 million exceeded the $234 million net income Performance Target by $39.4 million, which was more than 115% of the Performance Target for Messrs. Koffel and Hicks;

•
Mr. Jandegian had earned a bonus equal to approximately 97% of his Target Bonus because the Infrastructure & Environment business’ operating profit contribution of $262.8 million, as calculated under the Bonus Plan, was lower than the $264 million Performance Target by $1.2 million, which amounted to 97% of the ramp between 85% and 100% of the Performance Target;

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•
Mr. Wotring had earned a bonus equal to approximately 144% of his Target Bonus because the Federal Service business’ operating profit contribution of $168.4 million, as calculated under the Bonus Plan, exceeded the $158 million Performance Target by $10.4 million, which amounted to 44% of the upside ramp between 100% and 115% of the Performance Target; and

•
Mr. Zarges had earned a bonus equal to approximately 137% of his Target Bonus because the Energy & Construction business’ operating profit contribution of $217 million, as calculated under the Bonus Plan, exceeded the $195 million Performance Target by $22 million, as adjusted to add the pre-tax budgeted performance of MIBRAG, which amounted to 37% of the upside ramp between 100% and 115% of the Performance Target.

Fiscal Year 2009 Long-Term Equity Incentives

Our long-term equity incentive program, currently implemented through our 2008 Incentive Plan, is designed to provide long-term retention incentives for the Named Executives and other participants in the Plan, and also to create an alignment between the interests of Plan participants and those of our stockholders because appreciation in the stock price of our shares will benefit both our stockholders and the participants in the 2008 Incentive Plan.  Under the 2008 Incentive Plan, the Compensation Committee may issue long-term equity incentive awards that require, as a condition to vesting, the attainment of one or more Performance Targets specified by the Committee from the list of possible financial and operational Performance Metrics specified in the Plan.

The Compensation Committee considers at least annually whether to approve specific long-term equity awards to our Section 16 Officers based on the recommendations of the CEO (except with respect to his own awards).  When determining awards, the Compensation Committee considers factors such as the individual’s position with us, his or her prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent.  The Compensation Committee also considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent.  The 2008 Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In addition, to maintain compensation packages at a competitive level as reflected in the 2009 Watson Wyatt Report and to maintain appropriate retention incentives, the Compensation Committee  directed Watson Wyatt to conduct a review of equity incentives awarded to Named Executives (excluding the CEO), other Section 16 Officers and selected other senior executives (the “2009 Watson Wyatt Executive Compensation Review Report”), and, with the assistance of management and Watson Wyatt, analyzed the results of the Report.  In the Report, among other things, Watson Wyatt assessed the market reference points for comparable long-term incentive values granted to executives holding similar positions using the same comparable data set as the other compensation comparisons.  The Compensation Committee generally considers the total value of equity awards previously granted and the existing equity ownership of each Named Executive when determining restricted stock award levels, with particular attention paid to the value of unvested awards.

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In May 2009, the Compensation Committee determined that the restricted stock awards would remain the primary form of equity compensation to be awarded to each Named Executive under the 2008 Incentive Plan.  Fifty percent of the shares underlying each award again would have only a time-based vesting condition, with incremental vesting occurring on April 1, 2010, 2011, 2012 and 2013, while the remaining 50% of the shares would have both a time-based vesting condition over  the same four-year period as well as a performance-based vesting condition.

With regard to the performance-based shares, 25% of those shares will vest on each of the applicable vesting dates, provided that, in each case, the Named Executive is still employed by us and the Compensation Committee has determined that we met our net income performance target for the fiscal year preceding such vesting date.  Accordingly, if we fail to meet our performance target for the preceding fiscal year, then a portion of the shares underlying the awards is canceled and will not vest.

In considering the appropriate performance metric for equity awards for 2009, the Compensation Committee, with the assistance of senior management, again concluded that, for the reasons discussed above in connection with the establishment of the annual Performance Targets for the Bonus Plan, achievement of our annual budgeted corporate net income target, as approved by our Board at the beginning of each fiscal year, should be the applicable performance metric.  In determining the appropriate size of the restricted stock awards to be made to each of the Named Executives, the Compensation Committee asked Watson Wyatt to develop competitive grant ranges for long-term incentive awards utilizing the comparative market data presented in the 2009 Watson Wyatt Report and the 2009 Watson Wyatt Executive Compensation Review Report.  Competitive grant ranges for the Named Executives were developed around estimated midpoints between the 50th and 75th percentiles of the market for comparison purposes.  With these ranges in hand, the Compensation Committee, with the assistance of senior management, then considered the aggregate projected cost of the indicated equity grants to the Named Executives under FASB ASC Topic 718.

Based on this analysis, and on the recommendation of the CEO, the Compensation Committee approved the award of shares of restricted stock to the Named Executives (other than Martin Koffel, as discussed below) on May 21, 2009, as reflected in the following table.  The Compensation Committee also considered the total gain on equity awards previously granted and the existing equity ownership of each Named Executive, with particular attention paid to the value of unvested awards in light of their retention value.  The Compensation Committee determined not to grant any equity awards to Mr. Koffel, primarily because Mr. Koffel’s employment agreement and supplemental executive retirement agreement were substantially modified in fiscal year 2008 and he was granted a significant multi-year award of 300,000 shares of restricted stock at that time.

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2009 EQUITY AWARDS

Name	Title	Restricted Shares Awarded
Martin M. Koffel	Chairman, Chief Executive Officer and President	—
H. Thomas Hicks	Vice President and Chief Financial Officer	21,600
Gary V. Jandegian	President – Infrastructure & Environment	21,600
Randall A. Wotring	President – Federal Services	21,600
Thomas H. Zarges	President – Energy & Construction	21,600

Long-Term Incentive Plan Review

In August 2009, although the decisions regarding the base salaries, Target Bonuses and equity grants to the Named Executives already had been made, the Compensation Committee undertook a long-term incentive plan review to determine if the design of our current long-term incentive plans was appropriate.  To assist with this compensation review, the Compensation Committee requested Watson Wyatt to conduct a comparative survey of long-term incentive plan design parameters and prevalence, including metrics, goal-setting and award-to-goal calibration.  After performing an analysis comparing our current incentive plans to alternative forms of incentives offered by other companies, the Compensation Committee decided to make no additional design changes to our existing incentive plans at this time as it believed the current structure had served our stockholders well in aligning senior management’s long-term incentives with the interest of our stockholders.

Tax Gross-Up Payments

In April 2009, the Compensation Committee reviewed its policy related to tax gross-ups in light of trends and best practices related to these matters and adopted the following policies in connection with our compensation practices:

•
That we will not enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to Section 16 Officers are considered “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

•	That we will not provide future tax gross-up payments in connection with perquisites provided to the Named Executives.

Due to the adoption of this new policy, it was necessary to eliminate the tax gross-up payments for disability and life insurance benefits otherwise payable to Messrs. Koffel and Zarges under the terms of their employment agreements.  In March 2009, prior to adoption of the

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Compensation Committee’s new policy, Mr. Koffel and Mr. Zarges each received tax gross-ups for insurance premium payments, which are quantified in the “Summary Compensation” table.

Severance and Change-in-Control Provisions

We have entered into employment agreements with each of our Named Executives that contain severance and change-in-control provisions, the terms of which are described below in the section entitled “Potential Payments Upon Termination or Change in Control.”  We believe severance is appropriate under certain termination scenarios in order to allow us to provide Total Compensation packages that are competitive.  In addition, during a potential change in control, we do not want our executives to leave to pursue other employment opportunities due to concerns about their job security or to be distracted and less effective in performing their jobs.  We believe that including severance benefits in employment agreements, or stand-alone change-in-control agreements that provide for severance benefits in the event that an executive’s employment is terminated as a result of a change in control, is an effective way to enable the Named Executives and selected other Section 16 Officers and others to focus on the best interests of our stockholders in those circumstances.  Except for long-term equity incentives (which vest immediately upon a change in control) and for the CEO’s agreement (which has a “single trigger”), all agreements require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.  However, the CEO has a limited time following a change in control in which he can voluntarily leave his employment and receive his full change-in-control benefits.

Perquisites and Other Employee Benefits

We generally provide few perquisites to our Named Executives, all of which are intended to minimize distractions, improve job efficiency and allow the Named Executives to concentrate on our business.  An item is not considered to be a perquisite if it is integrally and directly related to the performance of the executive’s duties.  We generally do not provide personal lifestyle perquisites, such as golf club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites.  The perquisites awarded to Named Executives have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

In 2006, the Compensation Committee approved home and personal protection services for Mr. Koffel, which had previously been approved by the Compensation Committee in 2002.  These services were deemed necessary to address reported security concerns related to the nature of some of our business activities or those of some of our clients.  These services were suspended briefly in 2006 at the request of Mr. Koffel pending further analysis of the appropriate scope of these services and the income tax and disclosure consequences that providing the services would entail.  However, when the Board learned that the services had been suspended, senior management was directed to reinstate the services promptly because the Board believes that the security and safety of Mr. Koffel is important to us, and accordingly is a necessary and appropriate business-related expense (although interpretations by the staff of the SEC require that the incremental cost of these activities be disclosed as perquisites and included in compensation).

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All of our Named Executives are eligible to receive standard benefits such as medical, dental, vision, disability and life insurance and participation in our 401(k) plan.  These benefits are available to our employees and do not discriminate in favor of Named Executives.  The terms of Mr. Koffel’s employment agreement require us to provide Mr. Koffel with supplemental life and disability insurance benefits.  Mr. Zarges is provided access to financial planning assistance and an annual executive physical examination.  He is also provided with supplemental life and disability insurance benefits.  These insurance benefits were provided to Mr. Zarges by the Washington Group and have continued to be provided in an effort to keep Mr. Zarges’ benefits similar to those he had prior to the acquisition.

Tax Considerations

Section 162(m) of the IRC

Section 162(m) precludes the deduction by a publicly held corporation of compensation paid to certain employees in excess of $1,000,000, with an exception for performance-based compensation if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors”;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.

Our primary objective in designing and administering our compensation policies and programs is to competitively compensate our senior executives and other employees and incentivize them to achieve our operating and strategic goals and, in so doing, to enhance long-term stockholder value.  Where possible and appropriate, the Compensation Committee seeks to structure our programs so that the compensation paid will be tax deductible to us.  Specifically, annual bonuses paid under our Bonus Plan, and a substantial portion of stock awards that are subject to performance-based vesting are intended and administered to qualify as performance-based compensation under Section 162(m).  However, to maintain flexibility for compensating our executives and other employees in a manner consistent with our overall goals and compensation philosophy, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

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RELATIONSHIP BETWEEN COMPENSATION POLICIES AND PRACTICES AND RISK

In 2010, our Compensation Committee, with assistance from its compensation consultant, Towers Watson, reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks.  In connection with its evaluation, based upon a report commissioned from Towers Watson, our Compensation Committee considered, among other things, the structure, philosophy, design characteristics and Performance Metrics of our primary incentive compensation plans and programs, including those operating at the business unit level, in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives.  Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

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SUMMARY OF COMPENSATION

The following table sets forth information regarding compensation for services rendered to us and paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively the “ Named Executives”) for the fiscal years 2009, 2008 and 2007.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Martin M. Koffel; Chairman of the Board; Chief Executive Officer; President	2009	$1,000,002	—	$2,033,500	—	$2,500,004	— (5)	$1,043,393	$6,576,899
	2008	$1,019,232	—	$8,385,000	—	$2,500,003	$2,193,799	$869,815	$14,967,849
	2007	$988,467	—	$2,299,000	—	$1,997,892	$463,096	$907,408	$6,655,863

H. Thomas Hicks; Chief Financial Officer; Vice President	2009	$550,014	—	$897,227	—	$1,100,029	—	$21,045	$2,568,315
	2008	$552,513	—	$655,425	—	$1,085,108	—	$26,178	$2,319,224
	2007	$476,541	—	$596,850	—	$577,942	—	$25,914	$1,677,247

Gary V. Jandegian; Vice President; President, Infrastructure & Environment	2009	$600,018	—	$927,729	—	$582,017	—	$11,758	$2,121,522
	2008	$605,787	—	$692,550	—	$910,671	—	$24,116	$2,233,124
	2007	$544,250	—	$631,335	—	$563,299	—	$22,938	$1,761,822

Randall A. Wotring; Vice President; President, Federal Services	2009	$525,013	—	$873,353	—	$754,969	$58,395 (5)	$25,619	$2,237,349
	2008	$545,234	—	$584,308	—	$841,174	$39,845	$24,863	$2,035,424
	2007	$478,154	—	$479,249	—	$622,916	—	$26,862	$1,607,181

Thomas H. Zarges; Vice President; President, Energy & Construction	2009	$700,000	$2,400,000 (6)	$854,523	—	$961,568	$21,892 (7)	$285,857	$5,223,840
	2008	$713,462	—	$375,840	—	$1,047,122	$880	$131,690	$2,268,994

(1)     Represents the aggregate grant date fair value of restricted stock awarded.  The grant date of an award is determined in accordance with FASB ASC Topic 718.  Performance-based awards are accounted for as if they are fully vested.  Prior years’ figures are revised in accordance with the new proxy rule implemented for fiscal year 2009.  See the “Grants of Plan-Based Awards In Fiscal Year 2009” table for further information regarding the fair value of restricted stock awards granted in 2009.

(2)     No stock options were granted in fiscal years 2009, 2008 or 2007.

(3)     Reflects cash awards to the Named Executives under our fiscal years 2009, 2008 and 2007 Bonus Plans as discussed in further detail under the heading, “Executive Compensation—Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2009 Target Bonuses and Performance Targets.”

(4)     The following table reflects the incremental costs of perquisites and other benefits for fiscal year 2009 included in the All Other Compensation column in the Summary Compensation table for Messrs. Koffel, Hicks, Jandegian, Wotring and Zarges.

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ALL OTHER COMPENSATION TABLE

Name of Executive	Year	Auto and Parking Expenses	Security & Personal Protection (a)	Company-Paid Life and Disability Insurance Premiums	Financial Planning & Legal Fees	Company Contributions to 401(k) Defined Contribution Plan	Company Contributions to Restoration Plan (b)	Total ($)
Martin M. Koffel	2009	$26,400	$926,435	$75,611 (c)	$10,047	$4,900	—	$1,043,393
H. Thomas Hicks	2009	$14,765	—	$1,380 (d)	—	$4,900	—	$21,045
Gary V. Jandegian	2009	$5,400	—	$1,458 (d)	—	$4,900	—	$11,758
Randall A. Wotring	2009	$15,577	—	$1,957 (d)	—	$8,085	—	$25,619
Thomas H. Zarges	2009	—	—	$19,889 (e)	$17,140	$13,085	$235,743	$285,857

(a)     Amount to maintain security and personal protection services due to business-related security concerns.

(b)     The Restoration Plan allowed Mr. Zarges to receive matching contributions that he  would not have been eligible to receive under our defined contribution plan because of IRC limits on the type and amount of compensation that are considered for purposes of the match.  We credited to the Restoration Plan account any amounts that would otherwise have been contributed to our defined contribution plan matching account if matching contributions were not limited under that plan.  Restoration Plan accounts are 100% vested and are payable following the participant’s termination of employment.  Restoration Plan accounts are part of our general assets and are not secured.

(c)      Consists of $46,263 of life and disability insurance premiums, including gross-up for income taxes on such premiums of $29,348 paid pursuant to Mr. Koffel’s Amended and Restated Employment Agreement during a portion of fiscal year 2009.  These tax gross-up payments were terminated in April 2009.

(d)      Amount paid for group term life and disability insurance premiums.

(e)       Consists of $13,810 of group term life, long-term and supplemental disability insurance premiums, including gross-up for income taxes on such premiums of $6,079 paid during a portion of fiscal year 2009.  These tax gross-up payments were terminated in April 2009.

(5)     Represents the aggregate annual change in the actuarial present pension value of the accumulated benefit for Messrs. Koffel and Wotring for fiscal year 2009 as discussed in further detail under the “Pension Benefits In Fiscal Year 2009” table.  The changes in the actuarial present value for Mr. Koffel declined by $1,213,865; however, pursuant to SEC regulations, the amount reflected in the table is zero.

(6)     The Zarges Employment Agreement  included a one-time retention bonus paid out in January 2009 entered into in connection with his promotion to President of the Energy & Construction business, following the resignation of the former executive who previously held Mr. Zarges’ position and to encourage him to continue his employment in light of the special skills and knowledge Mr. Zarges brought to the position.

(7)     The amounts reflected are above-market earnings on non-qualified deferred compensation and were calculated as the difference between the Moody’s rate of 6.42% compared to 120% of the Applicable Federal Rate of 4.49%, or 5.38%.

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The following table sets forth information regarding non-equity and equity awards granted to the Named Executives in fiscal year 2009.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

Name	Approval Date (1)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)
		Grant Date(1)	Threshold ($)		Target ($)	Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) (3)	All Other Stock Awards: Number of Shares of Stock (#) (4)	Grant Date Fair Value of Stock Awards (5)
Martin M. Koffel	3/26/2009		$8,334	(6)	$1,250,000	$2,500,000	—	—	—
	12/10/2008	3/26/2009	—		—	—	50,000	—	$2,033,500

H. Thomas Hicks	3/26/2009		$3,667	(6)	$550,000	$1,100,000	—	—	—
	5/21/2009	5/21/2009	—		—	—	—	10,800	$507,924
	5/25/2006	3/26/2009	—		—	—	1,250	—	$50,838
	3/22/2007	3/26/2009	—		—	—	2,500	—	$101,675
	3/26/2008	3/26/2009	—		—	—	2,700	—	$109,809
	5/21/2009	5/21/2009	—		—	—	2,700	—	$126,981

Gary V. Jandegian	3/26/2009		$4,000	(6)	$600,000	$1,200,000	—	—	—
	5/21/2009	5/21/2009	—		—	—	—	10,800	$507,924
	5/25/2006	3/26/2009	—		—	—	2,000	—	$81,340
	3/22/2007	3/26/2009	—		—	—	2,500	—	$101,675
	3/26/2008	3/26/2009	—		—	—	2,700	—	$109,809
	5/21/2009	5/21/2009	—		—	—	2,700	—	$126,981

Randall A. Wotring	3/26/2009		$3,500	(6)	$525,000	$1,050,000	—	—	—
	5/21/2009	5/21/2009	—		—	—	—	10,800	$507,924
	5/25/2006	3/26/2009	—		—	—	1,625	—	$66,089
	3/22/2007	3/26/2009	—		—	—	1,875	—	$76,256
	3/26/2008	3/26/2009	—		—	—	2,363	—	$96,103
	5/21/2009	5/21/2009	—		—	—	2,700	—	$126,981

Thomas H. Zarges	3/26/2009		$2,333	(7)	$700,000	$1,050,000	—	—	—
	5/21/2009	5/21/2009	—		—	—	—	10,800	$507,924
	3/26/2008	3/26/2009	—		—	—	5,400	—	$219,618
	5/21/2009	5/21/2009	—		—	—	2,700	—	$126,981

(1)     The Approval Date reflects the Board or Compensation Committee authorization date, while the Grant Date reflects the date determined for financial reporting purposes under FASB ASC Topic 718.

(2)     These columns show the potential cash payouts for fiscal year 2009 for our Named Executives if they fulfilled their individual performance targets established by our 2009 Bonus Plan, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2009 Target Bonuses and Performance Targets.”  Actual payouts were dependent on fulfilling pre-established annual performance goals and thus were completely at risk.  The actual 2009 Bonus Plan payouts for each Named Executive ranged from approximately 97% to 200% of his Target Bonus as disclosed in the “Summary Compensation” table in the column entitled “Non-Equity Incentive Plan Compensation.”

(3)     This column shows the single year performance-based tranche of a multi-year restricted stock award calculated under FASB ASC Topic 718 subject to the fiscal year 2009 net income performance target as established for these shares on the Grant Date.  These shares vest if the Named Executive is still employed by us on the vesting date and the Compensation Committee has determined that we met our performance target for the fiscal year preceding such vesting date.  The Compensation Committee determined on March 4, 2010 that the fiscal year 2009 net income performance target for these awards were met, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2009 Target Bonuses and

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Performance Targets” and so the performance vesting requirements for these shares were satisfied.  The awards did not include threshold or maximum amounts.

(4)     This column shows the aggregate time-based portion of a multi-year restricted stock award calculated under FASB ASC Topic 718.  The aggregate number of shares of restricted stock will vest if the Named Executive is still employed by us over four years, with one-fourth of the original shares scheduled to vest on each of April 1, 2010, 2011 , 2012 and 2013.

(5)     Represents the full grant date fair value as calculated under FASB ASC Topic 718 for financial reporting purposes and assumes the vesting of all time-based and performance-based shares granted.

(6)     Based on meeting a minimum threshold of 85.1% of the Performance Target.

(7)     Based on meeting a minimum threshold of 70.1% of the Performance Target.

No stock options were granted to the Named Executives in 2009.  Time-based restricted stock awards will vest according to the schedule specified in Footnote 4 of the above table, provided the Named Executive continues his employment with us.  Performance-based restricted stock awards will vest according to the schedule specified in Footnote 3 of the above table, provided, that we have satisfied the pre-established annual performance goals set by the Compensation Committee for the immediately preceding fiscal year and the Named Executive has continued his employment with us to that date.  Performance conditions for our cash and restricted stock awards are discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis.”  Actual payouts for performance-based equity awards are dependent upon fulfilling pre-established annual performance goals and thus are completely at risk.

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The following table sets forth information regarding the outstanding equity awards held by our Named Executives at the end of fiscal year 2009.

OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL YEAR 2009

	Option Awards				Stock Awards
Named	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Martin M. Koffel	—	—	—	—	13,750	(3)	$612,150	—		—
	—	—	—	—	150,000	(4)	$6,678,000	150,000	(4)	$6,678,000
H. Thomas Hicks	—	—	—	—	1,250	(5)	$55,650	1,250	(5)	$55,650
	—	—	—	—	5,000	(6)	$222,600	5,000	(6)	$222,600
	—	—	—	—	8,100	(7)	$360,612	8,100	(7)	$360,612
	—	—	—	—	10,800	(8)	$480,816	10,800	(8)	$480,816
Gary V. Jandegian	2,500	—	$17.15	3/19/2011	—		—	—		—
	2,500	—	$23.03	10/15/2011	—		—	—		—
	25,000	—	$24.05	7/15/2012	—		—	—		—
	30,000	—	$18.78	6/12/2013	—		—	—		—
	15,000	—	$25.97	7/12/2014	—		—	—		—
	—	—	—	—	2,125	(3)	$94,605	—		—
	—	—	—	—	2,000	(5)	$89,040	2,000	(5)	$89,040
	—	—	—	—	5,000	(6)	$222,600	5,000	(6)	$222,600
	—	—	—	—	8,100	(7)	$360,612	8,100	(7)	$360,612
	—	—	—	—	10,800	(8)	$480,816	10,800	(8)	$480,816
Randall A. Wotring	2,500	—	$13.16	3/24/2013	—		—	—		—
	4,000	—	$22.00	11/17/2013	—		—	—		—
	6,666	—	$25.97	7/12/2014	—		—	—		—
	25,000	—	$29.12	11/19/2014	—		—	—		—
	—	—	—	—	1,750	(3)	$77,910	—		—
	—	—	—	—	1,625	(5)	$72,345	1,625	(5)	$72,345
	—	—	—	—	3,750	(6)	$166,950	3,750	(6)	$166,950
	—	—	—	—	7,088	(7)	$315,558	7,088	(7)	$315,558
	—	—	—	—	10,800	(8)	$480,816	10,800	(8)	$480,816
Thomas H. Zarges	—	—	—	—	10,800	(8)	$480,816	10,800	(8)	$480,816
	—	—	—	—	10,800	(9)	$480,816	10,800	(9)	$480,816

(1)     The option exercise price is the closing sales price of a share of our common stock on the last market-trading day prior to the grant date.

(2)     The market value of the stock awards is calculated by multiplying the closing market price of our common stock as of the last day of fiscal year 2009, which was $44.52, by the number of shares subject to the awards that have not vested.

(3)     Restricted stock with time-based shares vesting over four years, with one-fourth of the original shares scheduled to vest on February 16, 2010.  The original grant share amounts were 55,000 for Mr. Koffel, 7,000 for Mr. Wotring, and 8,500 for Mr. Jandegian.

(4)     Restricted stock with time-based and performance-based shares vesting, with one-third of the original 300,000 shares scheduled to vest on each of April 1, 2010, 2011, and 2012.  Performance-based shares vest only to the extent that specified performance criteria have been met.

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(5)     Restricted stock with time-based and performance-based shares vesting, with one-fourth of the original shares scheduled to vest on May 25, 2010.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 10,000 for Mr. Hicks, 13,000 for Mr. Wotring, and 16,000 for Mr. Jandegian.

(6)     Restricted stock with time-based and performance-based shares vesting over four years, with one-fourth of the original shares scheduled to vest on each of March 22, 2010 and 2011.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 20,000 for Mr. Hicks, 15,000 for Mr. Wotring, and 20,000 for Mr. Jandegian.

(7)     Restricted stock with time-based and performance-based shares vesting over four years, with one-fourth of the original shares scheduled to vest on each of April 1, 2010, 2011 and 2012.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 21,600 for Mr. Hicks, 18,900 for Mr. Wotring, and 21,600 for Mr. Jandegian.

(8)     Restricted stock with time-based and performance-based shares vesting over four years, with one-fourth of the original shares scheduled to vest on each of April 1, 2010, 2011, 2012 and 2013.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 21,600 each for Mr. Hicks, Mr. Wotring, Mr. Zarges and Mr. Jandegian.

(9)     Restricted stock with time-based and performance-based shares vesting over four years, with one-half of the original 21,600 shares scheduled to vest on April 1, 2010, and one-fourth of the original shares scheduled to vest on each of April 1, 2011 and 2012.  Performance-based shares vest only to the extent that specified performance criteria have been met.

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The following table sets forth information regarding our Named Executives’ stock option exercises and vesting on restricted stock awards in fiscal year 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Martin M. Koffel (4)	—	—	13,750	$473,550
	—	—	100,000	$4,600,000
	—	—	13,750	$570,075
H. Thomas Hicks (5)	—	—	5,000	$194,750
	—	—	5,400	$218,214
	—	—	2,500	$115,000
	—	—	10,000	$414,600
Gary V. Jandegian (6)	1,000	$24,810	2,125	$73,185
	6,500	$136,776	5,000	$194,750
	—	—	5,400	$218,214
	—	—	4,000	$184,000
	—	—	1,875	$77,738
Randall A. Wotring (7)	—	—	1,750	$60,270
	—	—	3,750	$146,063
	—	—	4,724	$190,897
	—	—	3,250	$149,500
	—	—	1,500	$62,190
Thomas H. Zarges	—	—	—	—

(1)     Amount reflects the product of the number of shares acquired upon exercise of options multiplied by the difference between the market value of the stock and the option exercise price.  Pursuant to the terms of the equity plans, market value is based on the closing price on the business day preceding exercise, as reported on the NYSE.

(2)     Reflects the number of shares vested prior to withholding to fulfill tax withholding obligations.

(3)     Amount reflects the product of the number of shares vested multiplied by the market value of the stock, based on the closing price for the date prior to vesting as reported on the NYSE.

(4)     Mr. Koffel became vested under his stock awards in 13,750 shares of common stock on February 16, 2009 with a market price of $34.44, 100,000 shares of common stock on May 25, 2009 with a market price of $46.00, and another 13,750 shares of common stock on October 4, 2009 with a market price of $41.46.

(5)     Mr. Hicks became vested under his stock awards in 5,000 shares of common stock on March 22, 2009 with a market price of $38.95, another 5,400 shares of common stock on April 1, 2009 with a market price of $40.41, another 2,500 shares of common stock on May 25, 2009 with a market price of $46.00, and another 10,000 shares of common stock on October 4, 2009 with a market price of $41.46.

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(6)     Mr. Jandegian exercised his options to acquire 1,000 shares of common stock at an exercise price of $15.75 on March 20, 2009, and 6,500 shares of common stock at an exercise price of $21.44 on September 4, 2009.  In addition, Mr. Jandegian became vested under his stock awards in 2,125 shares of common stock on February 16, 2009 with a market price of $34.44, another 5,000 shares of common stock on March 22, 2009 with a market price of $38.95, another 5,400 shares of common stock on April 1, 2009 with a market price of $40.41, another 4,000 shares of common stock on May 25, 2009 with a market price of $46.00, and another 1,875 shares of common stock on October 4, 2009 with a market price of $41.46.

(7)     Mr. Wotring became vested under his stock awards in 1,750 shares of common stock on February 16, 2009 with a market price of $34.44, another 3,750 shares of common stock on March 22, 2009 with a market price of $38.95, another 4,724 shares of common stock on April 1, 2009 with a market price of $40.41, another 3,250 shares of common stock on May 25, 2009 with a market price of $46.00, and another 1,500 shares of common stock on October 4, 2009 with a market price of $41.46.

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The following table sets forth information regarding pension benefits for our Named Executives in fiscal year 2009.

PENSION BENEFITS IN FISCAL YEAR 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Martin M. Koffel	Supplemental Executive Retirement Agreement	Not Applicable (1)	$15,368,619	(2)	—
H. Thomas Hicks	—	—	—		—
Gary V. Jandegian	—	—	—		—
Randall A. Wotring	EG&G Defined Benefit Plan	29	$355,625	(3)	—
Thomas H. Zarges	—	—	—		—

(1)     Per the terms of the supplemental executive retirement agreement, referenced below, the benefit is equal to 60% of his average annual compensation, not to exceed a base compensation of $950,000 and a target bonus of 120%, and is not directly related to credited service.

(2)     The present value of the accumulated benefit as of January 1, 2010 is based on the following data and assumptions:  (i) a benefit commencement date of January 2, 2010; (ii) Mr. Koffel’s birth date; (iii) 2009 plan year compensation of $2,090,000; (iv) a lump sum form of benefit; (v) an actuarial equivalence interest rate of 4.50% as of January 1, 2010; and (vi) an actuarial equivalent mortality table as prescribed in IRC Section 417(e).  For purposes of these calculations, we have assumed that Mr. Koffel would elect to receive his benefit as a lump sum.  The benefit commencement date of January 1, 2010 differs from our assumptions used in calculating FAS disclosures, because the SEC disclosure regulations specify that, where the plan does not define normal retirement age, the value of the benefits should be calculated using the earliest unreduced retirement age rather than any stated normal or expected retirement age.

(3)     The present value of the accumulated benefit as of January 1, 2010 is based on the following data and assumptions:  (i) a benefit commencement date of August 1, 2022; (ii) Mr. Wotring’s birth date; (iii) 2009 plan year compensation of $245,000; (iv) vesting service of approximately 29 years (v) a single life annuity form of benefit; (vi) a FAS discount rate of 6.30% as of January 1, 2010; and (vii) a RP2000 combined white collar mortality table projected to 2007.  No pre-retirement decrements are assumed, as required under the SEC disclosure regulations.

Supplemental Executive Retirement Agreement

In 1999, our Board approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as CEO through his then-expected retirement at age 65 and to create incentives for him to continue to increase stockholder value.  This special supplemental compensation included, among other things, a supplemental executive retirement agreement (“SERP”).  In September 2003, the SERP was amended to provide Mr. Koffel with an annual lifetime retirement benefit.  Benefits were based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination.  On December 7, 2006, the SERP was further amended and restated to (1) provide that, for purposes of calculating his final average annual compensation under the SERP, his base compensation would not exceed its then current rate of $950,000 and his target bonus would not exceed its then current rate of 120%, (2) modify provisions related to benefit payments in accordance with the requirements of Section 409A of the IRC, and (3) clarify the provisions regarding the terms of lifetime health benefits to Mr. Koffel and his spouse.  On December 10, 2008, in connection with the

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extension of Mr. Koffel’s retirement date through June 1, 2012, the SERP was again amended to modify the timing of non-grandfathered benefit payments in accordance with the requirements of Section 409A of the IRC and to further clarify the provisions regarding the terms of the lifetime health benefits to Mr. Koffel and his spouse.  Benefits under the SERP payable as a lump sum are computed based on actuarial assumptions for an annuity for the life of Mr. Koffel, with guaranteed payments for at least ten years.  Mr. Koffel may elect to receive his SERP benefits in the form of an annuity or lump sum payment upon his retirement, provided that the non-grandfathered portion of his SERP benefit will be paid in the form of a lump sum payment upon his retirement, subject to any required six-month delay under Section 409A of the IRC.  The SERP also provides that Mr. Koffel and his spouse will be entitled to participate in our life, disability and health insurance programs at active employee group rates for the remainder of their lives.  We are obligated to deposit into a “rabbi trust” the lump sum value of Mr. Koffel’s retirement benefit, within 15 days of the earlier to occur of (1) a request to do so from Mr. Koffel and (2) Mr. Koffel’s termination of employment for any reason, including death.

EG&G Defined Benefit Plan For Eligible Federal Services Business Employees

URS, through its wholly-owned subsidiary, maintains a noncontributory defined benefit plan (the “EG&G Defined Benefit Plan”) under which each eligible Federal Services business (formerly our EG&G Division) participant receives annual retirement benefits at the employee’s normal retirement age, which is calculated based on the employee’s year of birth.  The EG&G Defined Benefit Plan was closed to new participants on June 30, 2003.  The employees who were eligible to participate were those employees who were hired by the Federal Services business prior to June 30, 2003, and who were not in a position covered under certain contracts or in a unit of employment covered by a collective bargaining arrangement.  Participants become 100% vested in their accrued benefits upon the earlier of (i) five years of service or (ii) attainment of age 45 while employed by the Federal Services business.

Under the EG&G Defined Benefit Plan, the normal monthly retirement benefit generally is equal to the greater of:  (1) the sum of (a) the participant’s accrued benefits determined as of December 31, 2003 (calculated as 1/12th of (i) 0.85% of average annual compensation multiplied by the number of years of credited service, plus (ii) 0.75% of average annual compensation in excess of the social security tax base multiplied by the number of years of credited service), (up to a maximum of 35 years of credited service) and (b) for years beginning after December 31, 2003, 1/12th of (i) 0.65% of annual compensation for the year of calculation, plus (ii) an additional 0.65% of such annual compensation in excess of ½ of social security taxable wages (for these purposes, annual compensation does not include any amounts earned after participant completes 35 years of credited service); or (2) $70.83.  Compensation for purposes of the EG&G Defined Benefit Plan generally means regular base salary (including deferrals made under our 401(k) plan, Section 125 flexible benefit plan and qualified transportation fringe benefit plan), commissions and severance pay, but excludes bonus, overtime pay, incentive pay reimbursements or other expense allowances or other adjustments, fringe benefits and any other type of special or nonrecurring pay.

Benefits may be received in the following forms:  single life annuity, 50%, 75% or 100% joint and survivor annuity, 120-month certain annuity, an annuity adjusted for social security payments or

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a lump sum (if benefits do not exceed $5,000).  Elections may be made prior to the date when the participant is scheduled to receive distributions, and certain elections may be subject to spousal consent.  If no election is made, the benefits will be distributed as a single life annuity (if the participant is single) or as a 50% joint and survivor annuity (if the participant is married).  A participant will receive his normal retirement benefit upon attainment of his normal retirement age, which generally is based upon the applicable social security retirement age (which for Mr. Wotring is approximately age 66), unless early retirement benefits are elected at age 55 for a participant with at least 10 years of service.  A participant may postpone the receipt of his normal retirement benefit after attainment of normal retirement age if the participant continues working for the Federal Services business.

The following table sets forth information regarding nonqualified deferred compensation of our Named Executives in fiscal year 2009.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2009

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Martin M. Koffel	• URS Selected Executives Deferred Compensation Plan	—	—		$769	(1)	—	$110,554
	• URS Restricted Stock Unit Award (2)	—	—		—		—	$2,226,000
H. Thomas Hicks	—	—	—		—		—	—
Gary V. Jandegian	—	—	—		—		—	—
Randall A. Wotring	—	—	—		—		—	—
Thomas H. Zarges	• Washington Group Voluntary Deferred Compensation Plan	—	—		$89,862	(3)	—	$1,448,873
	• Washington Group Restoration Plan	—	$235,743	(4)	$42,043	(3)	—	$708,900
	• Interest In Former Washington Group Deferred Shares (5)	—	—		$30,612		—	$687,045

(1)     Earnings did not constitute above-market earnings for Mr. Koffel and were not included in the Summary Compensation table.

(2)     Represents a fully vested deferred restricted stock unit award of 50,000 shares.  Reflects the market value of the stock award calculated by multiplying the closing market price of our common stock as of the last trading day of fiscal year 2009.

(3)     Earnings were calculated using Moody’s rate of 6.42% and were considered to be above-market earnings.  Earnings above the Applicable Federal Rate were included in the Summary Compensation table.

(4)     Balances include amount disclosed as our contribution to the Restoration Plan in the All Other Compensation column of the Summary Compensation table.

(5)     Upon our acquisition of the Washington Group, 6,324 Washington Group deferred stock shares were converted at a value of $97.89 per share into a deferred cash balance that accrues interest at 120% of the monthly Applicable Federal Rate.

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URS Corporation Selected Executives Deferred Compensation Plan

The URS Corporation Selected Executives Deferred Compensation Plan (the “URS Deferred Plan”) is a non-qualified deferred compensation plan that allowed Mr. Koffel to defer a percentage of his base salary and bonus up until 1991 when the URS Deferred Plan was frozen to new deferrals.  The URS Deferred Plan is a non-interest accruing plan that annually adjusts any deferred amounts to reflect any changes in the San Francisco-Oakland-San Jose Consumer Price Index.  All credited deferred amounts in the URS Deferred Plan will be paid upon the termination of Mr. Koffel’s services to URS.

Washington Group Voluntary Deferred Compensation Plan

The Washington Group Voluntary Deferred Compensation Plan allowed Mr. Zarges to defer up to 50% of base salary and/or up to 100% of short-term incentive payments.  Deferred amounts are held by us as part of our general assets, and are not secured.  We also credit interest to the accounts on a monthly basis at the Moody’s average corporate bond rate.  For fiscal year 2009, the interest rate was 6.42%.  The amount in a participant’s deferred compensation account is 100% vested and is payable following the participant’s termination of employment.  Participants elect in advance to receive payments in a lump sum or in installments over five, ten or fifteen years.

Washington Group Restoration Plan

The Restoration Plan allowed Mr. Zarges to receive Washington Group matching contributions that he would not have been eligible to receive under our defined contribution plan because of IRC limits on the type and amount of compensation that are considered for purposes of the match.  We credited to the Restoration Plan account any amounts that would otherwise have been contributed to our defined contribution plan matching account if matching contributions were not limited under that plan.  We also credit interest to the accounts at the Moody’s average corporate bond rate, credited monthly.  Restoration Plan accounts are 100% vested and are payable following the participant’s termination of employment.  Participants elect in advance to receive payments in a lump sum or in installments over five, ten or fifteen years.  Restoration Plan accounts are part of our general assets and are not secured.

Interest In Former Washington Group Deferred Shares

While an employee of the Washington Group, Mr. Zarges had 6,324 shares of Washington Group deferred stock, which were converted into a deferred cash balance upon our November 2007 acquisition of the Washington Group.  The deferred cash balance accrues interest at 120% of the Applicable Federal Rate. Accounts are 100% vested and are payable in a lump sum following the participant’s termination of employment.  Accounts are part of our general assets and are not secured.

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68.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into compensatory agreements that will require us to provide payments to our Named Executives in the event of their termination of employment or a change in control of URS.  To illustrate the amounts of these potential payments, the tables below assume that a triggering event with respect to each Named Executive occurred on January 1, 2010 and that the per share price of our common stock for purposes of any equity-based calculation is $44.52 per share, the closing price of our common stock on January 1, 2010.  Payments that are based on that closing price are hypothetical, and actual payments in connection with a triggering event may differ significantly.

Martin M. Koffel, Chairman, Chief Executive Officer and President

	Voluntary Termination		Termination Upon Death or Disability		Involuntary Termination Not For Cause; Retirement Date Termination		Involuntary Termination For Cause	Voluntary or Involuntary Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$5,000,000	(3)	$5,000,000	(3)	$5,000,000	(3)	—	$6,750,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		$13,968,150		$7,290,150		—	$13,968,150

Supplemental Executive Retirement Agreement (SERP) (6)	$15,368,619		$15,368,619		$15,368,619		$15,368,619	$15,368,619

Healthcare (7)	$388,188		$388,188		$388,188		$388,188	$388,188

URS Deferred Plan (8)	$110,554		$110,554		$110,554		$110,554	$110,554

Tax Gross-Up	—		—		—		—	$0	(9)
Total:	$20,867,361		$34,835,511		$28,157,511		$15,867,361	$36,585,511

(1)     For purposes of this analysis, we assumed a base salary equal to $1,000,000, and target bonus equal to 125% of his base salary, except as set forth in footnote 6.  We are obligated to make payments to Mr. Koffel in connection with the termination of his employment pursuant to (a) the Amended and Restated Employment Agreement, dated September 5, 2003, as amended on December 7, 2006 and December 10, 2008, between us and Mr. Koffel (the “Koffel Employment Agreement”); and (b) the Amended and Restated Supplemental Executive Retirement Agreement between us and Mr. Koffel, dated as of December 7, 2006, as amended on December 10, 2008 (the “SERP”).  Mr. Koffel has agreed that, during the term of the Koffel Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Koffel Employment Agreement.

(2)     For purposes of the Koffel Employment Agreement, (a) “disability” means the performance of none of his duties for a period of at least 180 consecutive days as a result of incapacity due to his physical or mental illness; (b) “cause” means a willful failure to substantially perform his duties, or a willful act (or failure to act) by Mr. Koffel that constitutes gross misconduct or fraud and which is materially injurious to URS; and (c) “change in control” means:  (x) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; (y) two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control; or (z) any person acquiring 20% or more of our voting power (subject to exceptions as set forth in the Koffel Employment Agreement).

(3)     The Koffel Employment Agreement provides for a severance payment of $5,000,000 if he voluntarily resigns before June 1, 2012 (the “Retirement Date”); if his employment terminates due to his death or disability (as defined in footnote 2); if we terminate his employment for any reason other than cause (as defined in footnote 2) prior to the Retirement Date; or if his employment terminates on the Retirement Date.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

69.

(4)     If Mr. Koffel voluntarily resigns or is terminated by us within two years following a “change in control” (as defined in footnote 2), we will pay Mr. Koffel a severance payment equal to three times the sum of his base salary plus the product of his annual target bonus percentage multiplied by his base salary.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(5)     All outstanding restricted stock awards granted before December 10, 2008, and 150,000 of the 300,000 restricted shares granted on December 10, 2008 will vest upon the termination of Mr. Koffel’s employment by us without “cause” (as defined in footnote 2), or Mr. Koffel’s termination on the Retirement Date.  All outstanding restricted stock awards will vest upon termination for death or disability or his voluntary resignation or termination by us within two years following a change in control.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 1, 2010.

(6)     Reflects payment pursuant to the SERP, assuming that Mr. Koffel elects a lump sum payment.  Based upon limitations set forth in the SERP, this calculation assumes, for this purpose, a base salary of $950,000 and target bonus equal to 120% of the base salary as discussed in further detail under the “Pension Benefits In Fiscal Year 2009” table.

(7)     Pursuant to the SERP, Mr. Koffel and his dependents are entitled, during the 18-month period beginning on the date of termination of his employment, to continue, at our expense, to participate in our life, disability and health insurance programs.  Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our active group rates, but at Mr. Koffel’s expense.  This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death.  For purposes of the table, we have calculated this additional spousal benefit based on a reasonable estimate of mortality at an assumed value of $208,959.

(8)     See “NonQualified Deferred Compensation In Fiscal Year 2009” above.

(9)     The Koffel Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance benefits are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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70.

H. Thomas Hicks, Chief Financial Officer and Vice President

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Termination Upon Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$550,000	(3)	$550,000	(3)	$2,200,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$2,239,356

Healthcare (6)	$21,910		$21,910		$21,910

Tax Gross-Up	—		—		$0	(7)
Total:	$571,910		$571,910		$4,461,266

(1)     For purposes of this analysis, we assumed a base salary equal to $550,000, and target bonus equal to 100% of his base salary.  We are obligated to make payments to Mr. Hicks in connection with the termination of his employment pursuant to the Employment Agreement, dated May 31, 2005, and amended as of August 1, 2008, between Mr. Hicks and us (the “Hicks Employment Agreement”).  We and Mr. Hicks have agreed that any such obligation is conditioned on Mr. Hicks providing an effective release of claims.  Mr. Hicks has also agreed that, during the term of the Hicks Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Hicks Employment Agreement.

(2)     For purposes of the Hicks Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Hicks’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, Mr. Hicks’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good  reason” means a reduction in his base compensation or annual target bonus, a substantial reduction in his responsibilities and authority, or his principal office is changed without his consent by greater than 25 miles; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)     The Hicks Employment Agreement provides for a lump sum severance payment equal to 100% of Mr. Hicks’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or  if Mr. Hicks resigns for “good reason” (as defined in footnote 2).

(4)     If, within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Hicks’s employment for any reason other than cause or disability, or if Mr. Hicks resigns for good reason (as defined in footnote 2), we will make a lump sum payment to Mr. Hicks in an amount equal to 200% of the sum of (a) his base salary plus (b) his base salary multiplied by his annual target bonus percentage.

(5)     Upon a change in control while Mr. Hicks is employed with us, all unvested equity awards then held by him will fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 1, 2010.

(6)     For one year following the termination of Mr. Hicks’ employment by us for any reason other than cause or disability, or Mr. Hicks’ resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Hicks for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Hicks.

(7)     The Hicks Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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71.

Gary V. Jandegian, President Infrastructure & Environment

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$600,000	(3)	$600,000	(3)	$1,200,000	(4)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event (5)	—		—		$2,400,741

Healthcare (6)	$25,431		$25,431		$25,431

Tax-Gross-Up	—		—		$0	(7)
Total:	$625,431		$625,431		$3,626,172

(1)     For purposes of this analysis, we assumed a base salary equal to $600,000, and target bonus equal to 100% of his base salary.  We are obligated to make payments to Mr. Jandegian in connection with the termination of his employment pursuant to the Employment Agreement, dated January 29, 2004, and amended August 1, 2008, between us and Mr. Jandegian (the “Jandegian Employment Agreement”).  We and Mr. Jandegian have agreed that any such obligation is conditioned on Mr. Jandegian providing an effective release of claims.  Mr. Jandegian has also agreed that during the term of the Jandegian Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Jandegian Employment Agreement.

(2)     For purposes of the Jandegian Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Jandegian’s conviction of, or plea of “guilty” or “no contest” to a felony or misdemeanor involving dishonesty, or Mr. Jandegian’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)     The Jandegian Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Jandegian’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Jandegian resigns for “good reason” (as defined in footnote 2).

(4)     If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Jandegian’s employment for any reason other than cause or disability, or if Mr. Jandegian resigns for good reason (as defined in footnote 2), we will make a lump sum payment to Mr. Jandegian in an amount equal to 200% of his base salary.

(5)     Upon a change in control while Mr. Jandegian is employed with us, all unvested equity awards then held by him will fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 1, 2010.

(6)     For one year following our termination of Mr. Jandegian for any reason other than cause or disability, or Mr. Jandegian’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Jandegian for payments of health insurance coverage under COBRA and continue coverage for long-term disability and basic term life insurance then provided to Mr. Jandegian.

(7)     The Jandegian Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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72.

Randall A. Wotring, President Federal Services

	Retirement	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	—	$525,000	(3)	$525,000	(3)	$1,050,000	(4)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event (5)	—	—		—		$2,149,248

Healthcare (6)	$17,702	$17,702		$17,702		$17,702

EG&G Defined Benefit Plan (7)	$355,625	$355,625		$355,625		$355,625

Tax-Gross-Up	—	—		—		$0	(8)
Total:	$373,327	$898,327		$898,327		$3,572,575

(1)     For purposes of this analysis, we assumed a base salary equal to $525,000, and target bonus equal to 100% of his base salary.  We are obligated to make payments to Mr. Wotring in connection with the termination of his employment pursuant to the Employment Agreement, dated November 19, 2004, and amended as of August 1, 2008, between us and Mr. Wotring (the “Wotring Employment Agreement”).  We and Mr. Wotring have agreed that any such obligation is conditioned on Mr. Wotring providing an effective release of claims.  Mr. Wotring has also agreed that during the term of the Wotring Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Wotring Employment Agreement.

(2)     For purposes of the Wotring Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Wotring’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Wotring’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)     The Wotring Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Wotring’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Wotring resigns for “good reason” (as defined in footnote 2).

(4)     If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Wotring’s employment for any reason other than cause or disability, or if Mr. Wotring resigns for good reason, we will make a lump sum payment to Mr. Wotring in an amount equal to 200% of his base salary.

(5)     Upon a change in control while Mr. Wotring is employed with us, all unvested equity awards then held by him shall fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 1, 2010.

(6)     For one year following our termination of Mr. Wotring for any reason other than cause or disability, or Mr. Wotring’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Wotring for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Wotring.

(7)     Reflects present value of the accumulated benefit pursuant to the EG&G Defined Benefit Plan as discussed in further detail under the “Pension Benefits In Fiscal Year 2009” table.

(8)     The Wotring Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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73.

Thomas H. Zarges, President Energy & Construction

	Voluntary Termination For Good Reason	Involuntary Termination Not For Cause	Involuntary Termination For Cause	Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance (3)	$50,000	$50,000	—	$50,000

Equity Awards that Accelerate Vesting in Full Upon Triggering Event (4)	—	—	—	$1,923,264

Healthcare (5)	$26,845	$26,845	—	$26,845

Washington Group Voluntary Deferred Compensation Plan	$1,448,873	$1,448,873	$1,448,873	$1,448,873

Washington Group Restoration Plan	$708,900	$708,900	$708,900	$708,900

Interest in Former Washington Group Deferred Shares	$687,045	$687,045	$687,045	$687,045

Tax-Gross-Up	—	—	—	$0	(6)
Total:	$2,921,663	$2,921,663	$2,844,818	$4,844,927

(1)     For purposes of this analysis, we assumed a base salary equal to $700,000, and target bonus equal to 100% of his base salary.  We are obligated to make payments to Mr. Zarges in connection with the termination of his employment pursuant to the Employment Agreement, dated August 7, 2008, between us and Mr. Zarges (the “Zarges Employment Agreement”).  We and Mr. Zarges have agreed that any such obligation is conditioned on Mr. Zarges providing an effective release of claims.  Mr. Zarges has also agreed that during the term of the Zarges Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Zarges Employment Agreement.

(2)     For purposes of the Zarges Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Zarges’ conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Zarges’ disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the material breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)     The Zarges Employment Agreement provides for a severance payment equal to $50,000 if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or Mr. Zarges resigns for good reason.

(4)     Upon a change in control while Mr. Zarges is employed with us, all unvested equity awards then held by him will fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 1, 2010.

(5)     For 18 months following our termination of Mr. Zarges for any reason other than cause, or Mr. Zarges’ resignation for any reason, we will reimburse Mr. Zarges for payments of health insurance coverage under COBRA and pay to Mr. Zarges 150% of the amount of premiums we would have incurred to continue coverage for long-term disability insurance and basic term life insurance coverage absent the termination.

(6)     The Zarges Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

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74.

EQUITY COMPENSATION PLAN INFORMATION

The table presented below contains certain information about our former and current equity compensation plans as of January 1, 2010, which consist of the 2008 Employee Stock Purchase Plan, the 1991 Stock Incentive Plan, the 1999 Incentive Plan and the 2008 Incentive Plan under which stock options or rights remain outstanding or available for future grant.  Restricted stock that has been issued subject to forfeiture is not reflected in the table.  In addition, shares under our 2008 Employee Stock Purchase Plan are reflected only in column (c), which includes all shares available for future issuance, including shares subject to outstanding rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (in thousands) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (in thousands) (c)
Equity compensation plans approved by security holders	1,011	$22.99	11,259
Equity compensation plans not approved by security holders	—	—	—
Total	1,011		11,259

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75.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Some of our officers, directors and employees may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted and deferred stock and the payment of withholding taxes due with respect to such exercises and vesting.  These officers, directors and employees may continue to dispose of shares of our common stock in this manner and for similar purposes.

The Board's policies regarding potential or actual related transactions are generally set forth in our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.  The Board has delegated to the Audit Committee the responsibility for reviewing and approving matters in which a director or executive officer may have a direct or indirect material interest.  The Audit Committee evaluates related transactions on a case-by-case basis and takes appropriate steps to assure that all directors voting on a matter are disinterested with respect to that matter.  In addition, the Board Affairs Committee evaluates issues related to director independence.

During fiscal year 2009, we purchased products and services worth $652,945 from Agilent Technologies, where William Sullivan, one of the members of our Board of Directors, currently serves as the chief executive officer.  Our Audit Committee did not review the individual Agilent Technologies purchases because the aggregate amounts of the purchases were deemed immaterial.  The Board Affairs Committee and the Board have determined that Mr. Sullivan is an independent director.

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76.

Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph Masters,
Secretary

April 21, 2010

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77.

PROXY CARD

URS CORPORATION
ATTN: XXXXXXXX
600 MONTGOMERY STREET
26TH FLOOR
SAN FRANCISCO, CA 94111-4529

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors	For	Against	Abstain
01 Armen Der Marderosian	☐	☐	☐
02 Mickey P. Foret	☐	☐	☐
03 Sen. William H. Frist	☐	☐	☐
04 Lydia H. Kennard	☐	☐	☐
05 Martin M. Koffel	☐	☐	☐
06 Gen. Joseph W. Ralston	☐	☐	☐
07 John D. Roach	☐	☐	☐
08 Douglas W. Stotlar	☐	☐	☐
09 William P. Sullivan	☐	☐	☐
10 William D. Walsh	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000063595_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

URS CORPORATION
Annual Meeting of Stockholders
May 27, 2010 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints H. Thomas Hicks and Joseph Masters, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on May 27, 2010, at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California 94111, at 8:30 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. **If no direction is made, this Proxy will be voted "FOR" Proposal 2.**

Continued and to be signed on reverse side

0000063595_2 R2.09.05.010